PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 2nd day of August, 2017 (“Effective Date”), by and between 29 EAST MACARTHUR, LLC, a California limited liability company (“Seller”) and IMH FINANCIAL CORPORATION, a Delaware corporation (“Purchaser”). (Seller and Purchaser are sometimes referred to herein individually as a “Party,” and collectively as the “Parties”).
Recitals
WHEREAS, Seller is the owner of the Property (as defined herein) relating to the hotel resort facility located at 29 East MacArthur Street, Sonoma, California 95476, more commonly known as the MacArthur Place Hotel and Spa, and generally consisting of 19 structures, including 64 luxury guest rooms, indoor and outdoor function space, a full-service food and beverage outlet and restaurant known as Saddles Steakhouse, and the Garden Spa (collectively, the “Hotel”).
WHEREAS, Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, on the terms set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1    Definitions. In addition to the terms defined above in the introduction and recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.
“ABC” has the meaning set forth in Section 7.3(g).
“Account Cash” means the balances of all cash and securities and other instruments held by Seller or for the benefit of Seller or the Property and deposited, held, or contained in any account, bank, or vault, including, without limitation, (a) all reserves and funds established for the Hotel, and (b) all operating and similar accounts of Seller except for Cash-On-Hand.
“Accounting Referee” means Ernst & Young.
“Accounts Receivable” means all contractual debts which Seller is entitled to receive from the operation of the Hotel which are not paid as of the Closing which have accrued and become due and payable in the period prior to Closing, including, without limitation, charges for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided at the Hotel.

“Accrued and Earned Vacation Pay” means the amount of salaries and wages which the Employees are entitled to receive (including all employment taxes with respect thereto) for any vacation days accrued by such Employees as of the time in question (computed at the rate of the salaries and wages earned by such Employees as of the time in question).
“Additional Deposit” has the meaning set forth in Section 3.3(a).
“Additional Deposit Date” has the meaning set forth in Section 3.3(a).
“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question, whether by the ownership of voting securities, contract or otherwise.
“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, Board of Fire Underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“BizX Trade Credits” means credits held by Seller pursuant to the BizX program www.bizx.com.
“Bookings” has the meaning set forth in Section 2.1(k).
“Broker” has the meaning set forth in Section 5.1(l).
“Business Day” means any day other than Saturday, Sunday or any State of California, State of Arizona or federal legal holiday.
“Cash-On-Hand” means any and all till money and house banks, and all checks, travelers’ checks and bank drafts paid by guests of the Hotel and located at the Property as of the Cut-Off Time, specifically excluding, however, all Account Cash.
“Casualty” has the meaning set forth in Section 13.1(a).
“Closing” has the meaning set forth in Section 9.1.
“Closing Date” has the meaning set forth in Section 9.1.
“Closing Documents” has the meaning set forth in Section 9.2.
“Closing Escrow” has the meaning set forth in Section 9.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.
“Compensation” means all salaries and wages which the Employees are entitled to receive at the time in question, together with all employment taxes with respect thereto, including, without limitation, any withholding or employer contributions under the Federal Insurance Contribution Act and Federal Unemployment Taxes Act, and all other compensation accrued or payable to the Employees (other than Accrued and Earned Vacation Pay), including, without limitation, (i) any projected bonus or incentive compensation; and (ii) any health, welfare and other benefits provided to the Employees under the Employee Plans, and employer contributions to, and amounts paid or accrued under, the Employee Plans for the benefit of the Employees.
“Condemnation” has the meaning set forth in Section 13.2(a).
“Confidential Information” has the meaning set forth in Section 7.1(a).
“Contracts” means, collectively, the Equipment Leases and Operating Agreements.
“Cut-Off Time” has the meaning set forth in Section 10.1.
“Due Diligence Contingency” has the meaning set forth in Section 4.1(a).
“Due Diligence Period” has the meaning set forth in Section 4.1(a).
“Earnest Money” has the meaning set forth in Section 3.3(a).
“Earnest Money Escrow” has the meaning set forth in Section 3.3(b).
“Effective Date” has the meaning set forth in the preamble of this Agreement.
“Employees” means all employees of Seller (or an Affiliate of Seller), who are employed full-time or part-time at and who are physically located at or assigned in whole or in part to, the Hotel at the time in question.
“Employee Plans” means all plans and programs maintained by or on behalf of Seller (or any Affiliate or ERISA Affiliate of Seller), for the health, welfare or benefit of any current or former Employee, director, or independent contractor and/or their spouses, dependents or other qualified beneficiaries or with respect to which the Company or any Affiliate or any ERISA Affiliate has any Liability (contingent or otherwise) including, without limitation, each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other profit-sharing, deferred compensation, bonus, stock option, stock purchase, equity-based, employment, consulting, severance, change-of-control, paid time off, holiday pay, pension, retirement, medical, welfare, fringe and other compensation or benefit plan, program, contract or arrangement (whether written or unwritten).
“Environmental Claims” means all claims for reimbursement or remediation expense, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the presence or release of any Hazardous Substances over, on, in or under the Real Property, or the violation of any Environmental Laws with respect to the Hotel.
“Environmental Laws” means Applicable Laws regulating or relating to any Hazardous Substances including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), (ii) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), (iii) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (v) the Clean Water Act, 33 U.S.C. § 1251 et seq., (vi) the Clean Air Act, 42 U.S.C. § 7401 et seq., (vii) the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., (viii) the Safe Drinking Water Act, 42 U.S.C. § 803 et seq., (ix) the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., (x) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 11001 et seq., (xi) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates exposure to Hazardous Substances), and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.
“Environmental Liabilities” means all liabilities or obligations of any kind or nature imposed on the Person in question pursuant to any Environmental Laws, including, without limitation, any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential release of Hazardous Substances or other pollution or contamination of any water, soil, sediment, air or other environmental media, whether or not located on the Real Property and whether or not arising from the operations or activities with respect to the Hotel, and (ii) liabilities or obligations with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Substances.
“Equipment Leases” has the meaning set forth in Section 2.1(g).
“ERISA Affiliate” means any entity (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a single employer under Section 414 of the Code. Each ERISA Affiliate is listed in Schedule 1.1 attached to this Agreement.
“Escrow Agent” means Fidelity National Title Company, 285 Second Street East, Sonoma, CA 95476, Attn: Cecilia Soukup, Branch Manager/Assistant Vice President/Escrow Officer, (707) 935-9112, Cecilia.Soukup@fnf.com.
“Escrow Agreement” has the meaning set forth in Section 3.3(a).
“Excluded Property” has the meaning set forth in Section 2.2.
“Express Representations” has the meaning set forth in Section 5.5(a).
“Extension Period” has the meaning set forth in Section 9.1.
“F&B” has the meaning set forth in Section 2.1(e).
“FF&E” has the meaning set forth in Section 2.1(c).

“Final Statement” has the meaning set forth in Section 11.2.
“Gift Certificate” shall mean any purchased certificate, or similar prepayment, loyalty or discount arrangement, issued by Seller prior to the Closing Date which may be redeemed by the holder for lodging, spa, or restaurant credit at the Hotel.
“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.
“Guest Ledger” means all charges accrued to the open accounts of any guests who are resident at the Hotel as of the Cut-Off Time for the use and occupancy of any guest rooms at the Hotel.
“Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether solid, semisolid, liquid or gaseous, including, without limitation, asbestos, polychlorinated biphenyls, petroleum or petroleum by-products (excluding any substances of kinds and amounts ordinarily used or stored in similar properties for purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws), and any other material or substance which is defined as a “hazardous substance,” “hazardous waste,” “toxic waste” or “toxic substance” under any Environmental Laws.
“Holdback Amount” has the meaning set forth in Section 3.4.
“Holdback Period” has the meaning set forth in Section 3.4.
“Hotel” has the meaning set forth in the Recitals.
“Improvements” has the meaning set forth in Section 2.1(b).
“Indemnification Cap” has the meaning set forth in Section 14.3(b).
“Indemnification Claim” has the meaning set forth in Section 14.4(a).
“Indemnification Deductible” has the meaning set forth in Section 14.3(b).
“Indemnitee” has the meaning set forth in Section 14.4(a).
“Indemnitor” has the meaning set forth in Section 14.4(a).
“Ineligible Employee” has the meaning set forth in Section 7.8(b).
“Initial Deposit” has the meaning set forth in Section 3.3(a).
“Inspections” has the meaning set forth in Section 4.1(b).
“Intangible Property” has the meaning set forth in Section 2.1(j).

“Interim Liquor Agreement” has the meaning set forth in Section 7.3(k).
“Inventoried Baggage” has the meaning set forth in Section 11.2.
“Knowledge” means (i) with respect to Seller, the actual knowledge of either Suzanne Brangham or William Blum, and expressly excluding the knowledge of any other shareholder, trustee, partner, member, director, officer, manager, employee, agent, or Affiliate of Seller, and (ii) with respect to Purchaser, (A) the actual knowledge of Lawrence D. Bain, as Chief Executive Officer of Purchaser, and expressly excluding the knowledge of any other shareholder, trustee, partner, member, director, officer, manager, employee, agent or representative of Purchaser or any of its respective Affiliates, (B) any matter expressly disclosed in any Exhibits or schedules to this Agreement, (C) any matter expressly disclosed in any due diligence reports or inspections obtained by Purchaser and (D) any matter expressly disclosed by Seller pursuant to an amendment to Seller’s representations, warranties or schedules in accordance with Section 5.2 of this Agreement.
“Land” has the meaning set forth in Section 2.1(a).
“Liabilities” means, with respect to the Person in question, any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether known or unknown, foreseen or unforeseen, actual or contingent, which is incurred by such Person.
“Licenses and Permits” has the meaning set forth in Section 2.1(i).
“Liquor Assets Purchase Price” has the meaning set forth in Section 7.3(b).
“Liquor Bill of Sale” has the meaning set forth in Section 7.3(e)(i).
“Liquor Escrow” has the meaning set forth in Section 7.3(b).
“Liquor Escrow Holder” has the meaning set forth in Section 7.3(b).
“Liquor License” has the meaning set forth in Section 2.1(m).
“Losses” means, with respect to the Person in question, any actual liability, damage (but expressly excluding any consequential and punitive damages), loss, cost or expense, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Person.
“Material Adverse Effect” means an aggregate loss, cost or expense to Purchaser in an amount greater than the Indemnification Deductible.
“Material Casualty” has the meaning set forth in Section 13.1(a).
“Material Condemnation” has the meaning set forth in Section 13.2(a).
“Mutual Closing Conditions” has the meaning set forth in Section 8.1.
“Non-Inventoried Safe Deposit Boxes” has the meaning set forth in Section 11.2.

“Notice” has the meaning set forth in Section 15.1(a).
“Objections” has the meaning set forth in Section 4.2(a).
“OFAC” has the meaning set forth in Section 5.1(n).
“Operating Agreements” has the meaning set forth in Section 2.1(h).
“Order” has the meaning set forth in Section 5.1(n).
“Ordinary Course of Business” means the ordinary course of business consistent with recent past (i.e., most recent three years before Closing) custom and practices for the operation, maintenance and repair of the Hotel.
“Permitted Exceptions” has the meaning set forth in Section 4.2(a).
“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.
“Personal Property” means the Property other than the Real Property.
“Preliminary Statement” has the meaning set forth in Section 11.1.
“Property” has the meaning set forth in Section 2.1.
“Prorations” has the meaning set forth in Section 10.1.
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchaser Closing Conditions” has the meaning set forth in Section 8.2.
“Purchaser Default” has the meaning set forth in Section 12.2.
“Purchaser Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, attorneys, accountants, consultants, and agents, and the successors, assigns, legal representatives, heirs, devisees and donees of each of the foregoing.
“Purchaser’s Inspectors” has the meaning set forth in Section 4.1(b).
“Real Property” has the meaning set forth in Section 2.1(b).
“Released Deposit” has the meaning set forth in Section 3.3(a).
“Retail Merchandise” has the meaning set forth in Section 2.1(f).
“Required COBRA Coverage” has the meaning set forth in Section 7.8(d).

“Seller Closing Conditions” has the meaning set forth in Section 8.3.
“Seller Default” has the meaning set forth in Section 12.1.
“Seller Due Diligence Materials” has the meaning set forth in Section 4.1(c).
“Seller Indemnitees” means Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, attorneys, accountants, consultants and agents, and the successors, assigns, legal representatives, heirs, devisees and donees of each of the foregoing.
“Seller’s Possession” means in the actual possession of any officer or employee of Seller or its Affiliates who has direct or supervisory responsibility for or with respect to the operation of the Hotel; provided, however, that any reference in this Agreement to Seller’s Possession of any documents or materials expressly excludes the possession of any such documents or materials that are legally privileged or that constitute attorney work product.
“Seller’s Required Removal Items” has the meaning set forth in Section 4.2(a).
“Seller’s Title Response Notice” has the meaning set forth in Section 4.2(b).
“Supplies” has the meaning set forth in Section 2.1(d).
“Survey” has the meaning set forth in Section 4.2(a).
“Survival Period” has the meaning set forth in Section 14.3(a).
“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, severance, stamp, payroll, employment, withholding, social security, unemployment, disability, vault, ad valorem, assessments, value added or other tax, assessments, levies, charges or fees of any kind whatsoever imposed on Seller or the Property or any portion thereof by any Governmental Authority, including, without limitation, any interest, penalty, or addition thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) excise tax due on the transfer of real property or similar taxes incurred with respect to the transaction contemplated in this Agreement.
“Terminated Contracts” has the meaning set forth in Section 4.3.
“Termination Costs” has the meaning set forth in Section 12.1.
“Title Commitment” has the meaning set forth in Section 4.2(a).
“Title Company” means Fidelity National Title Company, 285 Second Street East, Sonoma, CA 95476, Attn: Cecilia Soukup, Branch Manager/Assistant Vice President/Escrow Officer, (707) 935-9112, Cecilia.Soukup@fnf.com

“Title Materials” has the meaning set forth in Section 4.2(a).
“Title Review Period” has the meaning set forth in Section 4.2(a).
“Title/Survey Update” has the meaning set forth in Section 4.2(a).
“Title/Survey Update Review Period” has the meaning set forth in Section 4.2(a).
“Trade Payables” has the meaning set forth in Section 10.1(l).
“Transferred Employee” has the meaning set forth in Section 7.8(a).
“Virtual Data Room” means that certain virtual data room established by Seller and accessible through the following link:
https://cbre.box.com/s/s568dduihka2ta3lwq1ty8gmv89l5o6k

“WARN” means, collectively, the Worker’s Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., Sections 1400-1408 to the California Labor Code, and any similar state and local Applicable Law, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.
ARTICLE 2
DESCRIPTION OF THE PROPERTY; EXCLUDED PROPERTY
Section 2.1    Description of the Property. Subject to the terms and provisions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, all right, title and interest of Seller in and to the property and assets set forth in this Section 2.1, but expressly excluding the Excluded Property (collectively, the “Property”):
(a)    Real Property Interest. The land described in Schedule 2.1(a) attached to this Agreement, together with all appurtenant easements and any other rights and interests appurtenant thereto and benefiting such land (such land collectively, the “Land”);
(b)    Improvements. All buildings, structures and improvements located on or affixed to the Land and all fixtures on the Land which constitute real property under Applicable Law (“Improvements”; the Land and the Improvements are referred to collectively herein as the “Real Property”);
(c)    FF&E. All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, building systems, vehicles, appliances, computer hardware, art work, security systems, key cards (together with all devices for coding and monogramming such key cards), and other items of tangible personal property which are located at the Hotel or used in the operation of the Hotel, or ordered in the Ordinary Course of Business for future use at the Hotel as of the Closing, other than such items that are leased by Seller, the Supplies, F&B and Retail Merchandise (“FF&E”);

(d)    Supplies. All china, glassware, silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, soap and other toiletries, stationery, menus and other printed materials, and all other similar materials and supplies, which are located at the Hotel or used in the operation of the Hotel, or ordered in the Ordinary Course of Business for future use at the Hotel as of the Closing (“Supplies”);
(e)    Food and Beverage. All food and beverages (alcoholic and non-alcoholic) which are located at the Hotel or used in the operation of the Hotel (whether opened or unopened), or ordered in the Ordinary Course of Business for future use at the Hotel as of the Closing, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under Applicable Law (“F&B”);
(f)    Retail Merchandise. All merchandise located at the Hotel, including, without limitation, all gift shop inventory maintained by Seller, and held for sale to guests and customers of the Hotel, or ordered in the Ordinary Course of Business for future sale at the Hotel as of the Closing (“Retail Merchandise”);
(g)    Equipment Leases. All leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel or used in the operation of the Hotel which are held by or on behalf of Seller (“Equipment Leases”), together with all deposits made thereunder, to the extent such Equipment Leases and deposits are transferable without material cost or liability to Seller;
(h)    Operating Agreements. All maintenance, service and supply contracts, credit card service agreements, and other contracts and agreements entered into by or on behalf of Seller in connection with the construction, ownership, occupancy or operation of the Hotel, or which may be binding upon the Hotel, the Property or Purchaser, other than the Equipment Leases and Licenses and Permits (“Operating Agreements”), together with all deposits made or held by Seller thereunder, to the extent such Operating Agreements and deposits are transferable without material cost or liability to Seller. For the avoidance of doubt the Operating Agreements shall not include any contracts or agreements arising out of, or relating to, any Employee Plan;
(i)    Licenses and Permits. All licenses, permits, consents, authorizations, approvals, entitlements, discretionary permits, development rights, registrations and certificates issued, approved, or granted by any Governmental Authority held by Seller and used in connection with the construction, ownership, occupancy or operation of the Hotel to the extent they are transferable (“Licenses and Permits”), together with any deposits made by Seller thereunder;
(j)    Intangible Property. All of the following owned by, issued to or licensed to Seller and used in connection with the construction, ownership, occupancy or operation of the Hotel, to the extent of Seller’s rights and interests therein and to the extent such rights and interests are transferable: (i) any assignable existing warranties, indemnities, claims against third parties and guaranties for the benefit of Seller in connection with the Property; (ii) any transferable names, marks, logos and designs used in the operation or ownership of the Real Property, Improvements or Personal Property or any part thereof; (iii) the goodwill associated with the Hotel; (iv) the plans and specifications for the Improvements; (v) any insurance proceeds and condemnation awards or claims thereto to be assigned to Purchaser hereunder; (vi) any computer systems, software (if transferable), data and programs, operating systems, technology and technical information, copyrights, together with all paper and electronic copies thereof; (vii) all books and records relating to the Property; (viii) direct dial telephone numbers for the Hotel; and (ix) all domain names and other internet addresses, uniform resource locators (URLs), websites and other electronic identifiers (including, without limitation, www.macarthurplace.com, and the FTP files and other information and content relating to such website), (“Intangible Property”);
(k)    Bookings. All bookings and reservations for guest, conference, meeting and banquet rooms or other facilities at the Hotel that are made before the Closing Date (“Bookings”), together with all deposits held by Seller with respect thereto and any and all books, records and contracts related thereto;
(l)    Accounts Receivable. All Accounts Receivable (including the Guest Ledger), subject to Section 10.2(b);
(m)    Liquor License. License no. 361658 issued by the ABC and currently held by Seller for the sale and service of alcoholic beverages at the Hotel (“Liquor License”); and
(n)    Cash-On-Hand. All Cash-On-Hand.
Section 2.2    Excluded Property. Notwithstanding anything to the contrary in Section 2.1, the property, assets, rights and interests set forth in this Section 2.2 (“Excluded Property”) are excluded from the Property:
(a)    Cash. Except for deposits expressly included in Section 2.1, all Account Cash;
(b)    Seller’s Proprietary Property. (i) Financial records and all books and records of Seller and its Affiliates (excluding (A) operating statements and historical expense and operating information with respect to the Hotel and (B) records and information necessary to honor Bookings in accordance with this Agreement, or otherwise relating to liability assumed by Purchaser in accordance with this Agreement), and (ii) information which Seller reasonably determines may not be disclosed by Seller or its Affiliates under applicable privacy or identity theft laws ((i) and (ii) above are hereinafter collectively referred to as the “Proprietary Property”); and
(c)    Third-Party Property. Any fixtures or personal property owned by (i) the lessor under any Equipment Leases, (ii) the supplier or vendor under any Contracts or Licenses and Permits, (iii) any guests or customers of the Hotel, or (iv) any Person other than Seller or its Affiliates.
Section 2.3    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume as of the Cut-off Date and shall pay, perform, and discharge when due, the following liabilities and only the following liabilities of Seller (collectively, the “Assumed Liabilities”):
(a)    Subject to Section 4.3, all Contracts;
(b)    All Gift Certificate obligations and charitable donations;

(c)    All Guest Bookings;
(d)    All Accrued and Earned Vacation Pay due to Employees of Seller who are hired by Purchaser; and
(e)    Unredeemed charitable donations made prior to the Closing Date.
ARTICLE III
PURCHASE PRICE; EARNEST MONEY
Section 3.1    Purchase Price. The aggregate purchase price for the Property is Thirty-Six Million and 00/100 Dollars ($36,000,000) plus an amount equal to the value, at cost, of the restaurant food, alcoholic beverages including wine, gift shop merchandise, and unopened Supplies as determined pursuant to Section 3.6 of this Agreement (“Purchase Price”), which shall be further adjusted at Closing for the Prorations and the Accounts Receivable pursuant to Sections 10.1 and 10.2, respectively.
Section 3.2    Allocation of Purchase Price. Seller and Purchaser shall cooperate with each other in good faith to arrive, prior to the Closing, at a mutually acceptable allocation of the Purchase Price (“Allocation”) among the Land, the Improvements, the portion of the Property that constitutes tangible personal property (including the FF&E, Supplies and other items considered tangible personal property under applicable laws, but excluding the Land and Improvements) and the portion of the Property that constitutes intangible personal property (including the Contracts, License and Permits, Intangible Property, Bookings, Liquor License, Liquor FF&E, goodwill and any other items considered intangible personal property under applicable laws). All allocations hereunder shall reflect the parties’ best judgment as to the fair market value of each item as of the Closing. If the parties agree to such an allocation, Seller and Purchaser agree to (a) be bound by the Allocation, (b) act in accordance with the Allocation in the preparation of financial statements and filing of all tax returns and forms (including IRS Form 8594) and in the course of any tax audit, tax review or tax litigation relating thereto, (c) refrain from, and cause their Affiliates to refrain from, taking a position inconsistent with the Allocation for tax purposes, and (d) provide such information, including taxpayer identification numbers and address, as may be required by the other party in connection with such filings. The Parties shall negotiate in good faith and use commercially reasonable efforts to agree on the Allocation prior to the expiration of the Due Diligence Period. In the event that the parties do not agree on an Allocation prior to the expiration of the Due Diligence Period, any disputes with respect to the Allocation shall be resolved by the Accounting Referee prior to the Closing. The fees and expenses of the Accounting Referee in connection with this Section 3.2 shall be borne solely by Purchaser. Each party acknowledges and represents to the other that neither of them has any business relationship with, or are a client of, the Accounting Referee.
Section 3.3    Earnest Money.
(a)    Deposit of Earnest Money. Within two (2) days following the Effective Date, Purchaser shall deposit with Escrow Agent an amount equal to One Million and 00/100 Dollars ($1,000,000) (“Initial Deposit”) pursuant to that certain Escrow Agreement, dated of even date herewith, among Seller, Purchaser and Escrow Agent in the form attached hereto as Exhibit A (“Escrow

Agreement”). If this Agreement is not terminated by Purchaser pursuant to the Due Diligence Contingency, Purchaser shall deposit with Escrow Agent an additional amount equal to One Million and 00/100 Dollars ($1,000,000) (“Additional Deposit”) within one (1) Business Day after the date on which the Due Diligence Period concludes (“Additional Deposit Date”; the term “Earnest Money” shall refer to the Initial Deposit from the date of this Agreement until the Additional Deposit Date and shall refer to the Initial Deposit and Additional Deposit collectively from and after the Additional Deposit Date). From and after the expiration of the Due Diligence Period, the Initial Deposit and Additional Deposit shall become non-refundable unless Seller is in default of the terms of this Agreement or there is a failure of any other condition precedent to Purchaser’s obligation to Close. Notwithstanding the foregoing or any other provision to the contrary contained in this Agreement, a Two Hundred Fifty Thousand and 00/100 ($250,000) portion of the Initial Deposit shall be released to Seller immediately following Escrow Agent’s receipt thereof (the “Released Deposit”), and the Released Deposit shall be non-refundable to Purchaser unless Seller is in default of the terms of this Agreement and Seller has failed to cure such default after notice from Purchaser as provided in Section 12.1 of this Agreement.
(b)    Earnest Money. From and after the expiration of the Due Diligence Period, the Earnest Money shall be non-refundable to Purchaser, except as otherwise provided in this Agreement. The Earnest Money shall be held by Escrow Agent in escrow (“Earnest Money Escrow”) pursuant to the terms of the Escrow Agreement. This provision shall survive the termination of this Agreement.
(c)    Disbursement of Earnest Money; Termination of Agreement. At Closing, Escrow Agent shall disburse the Earnest Money to Seller as a part of the cash portion of the Purchase Price payable hereunder, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money disbursed to Seller. In the event this Agreement is terminated pursuant to the express right of either Party, the Earnest Money shall be delivered to Purchaser or Seller (as expressly provided herein), and all obligations and liabilities of the parties to each other shall terminate, except for those obligations hereunder which expressly survive termination of this Agreement.
Section 3.4        Holdback Amount. As security for Seller’s indemnities set forth in Section 14.1, Purchaser may reserve a portion of the Purchase Price in the amount of One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000) (“Holdback Amount”) to be held in escrow by Escrow Agent until July 30, 2018 (“Holdback Period”). The Holdback Amount may be used to satisfy Seller’s obligations to Purchaser under Section 14.1 of this Agreement for any Losses sustained by Purchaser, subject to the Indemnification Deductible and Indemnification Cap set forth in Section 14.3(b). Upon expiration of the Holdback Period, the Holdback Amount, or any remaining portion thereof, shall be paid to Seller, by wire transfer to such bank account of Seller as it may designate in writing to Escrow Agent.
Section 3.5    Payment of Purchase Price. At Closing, Purchaser shall cause Escrow Agent to pay to Seller by wire transfer of immediately available funds an amount equal to the sum of: (x) the Purchase Price (as adjusted for the Prorations and the Accounts Receivable pursuant to Sections 10.1 and 10.2) less (y) any Earnest Money previously disbursed to Seller and less (z) the Holdback Amount. Purchaser shall cause the wire transfer of such funds to be received by Escrow Agent no later than the Closing Date.

Section 3.6        Inventory Adjustment. No later than forty-eight (48) hours prior to the Closing Date, representatives of Seller and Purchaser shall conduct an inventory of the restaurant food, alcoholic beverages including wine, gift shop merchandise, and unopened Supplies, and agree on the value thereof based upon cost. The cost of such inventory shall be added to and made a part of the Purchase Price.
Section 3.7    Independent Contract Consideration. The sum of One Hundred and No/100 Dollars ($100.00) (“Independent Contract Consideration”) out of the Initial Deposit is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date hereof, and is not refundable to Purchaser under any circumstances.  Accordingly, if this Agreement is terminated for any reason by either party, the Independent Consideration shall be paid by the Escrow Agent to Seller notwithstanding any other provision in this Agreement to the contrary, and all references to a return of the Earnest Money to Purchaser shall exclude the Independent Contract Consideration.
ARTICLE IV
DUE DILIGENCE; TITLE AND SURVEY
Section 4.1    Due Diligence
(a)    Due Diligence Contingency. Purchaser shall have thirty (30) days from the Effective Date (“Due Diligence Period”), to perform its due diligence review of the Property and all matters related thereto which Purchaser deems advisable, including, without limitation, with respect to engineering, environmental, title, survey, financial, operational and legal compliance matters. If Purchaser, in its sole and absolute discretion, is not satisfied with the results of its due diligence review of the Property, Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller and Escrow Agent prior to the expiration of the Due Diligence Period (“Due Diligence Contingency”). Unless Purchaser notifies Seller and Escrow Agent, in writing, before the expiration of the Due Diligence Period of Purchaser’s waiver of the Due Diligence Contingency, and within one (1) Business Day after the Due Diligence Period deposits the Additional Deposit, this Agreement shall be deemed terminated. If Purchaser terminates or is deemed to have terminated this Agreement pursuant to the Due Diligence Contingency prior to or upon the expiration of the Due Diligence Period, Escrow Agent shall promptly return to Purchaser the Initial Deposit (other than the Released Deposit) and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.
(b)    Due Diligence Inspections. Purchaser, through its employees, agents and representatives (“Purchaser’s Inspectors”), shall have the right to perform such examinations, tests, investigations and studies of the Property (“Inspections”) as Purchaser deems advisable, in accordance with this Section 4.1, and Seller shall provide reasonable access to the Property for Purchaser’s Inspectors to perform the Inspections; provided, however, that (i) Purchaser shall provide Seller with at least twenty-four (24) hours prior notice of each of the Inspections (which notice may be oral and provided telephonically); (ii) Purchaser’s right to perform the Inspections shall be subject to the rights of the tenants, guests and customers at the Property; and (iii) the Inspections shall not unreasonably interfere with the operations of the Property. Seller shall have the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Property,

Purchaser shall do so only after notifying Seller and obtaining Seller’s prior written consent thereto, which consent shall not be unreasonably withheld. Purchaser shall not permit any liens to attach to the Property by reason of such inspections. Purchaser shall be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any other work for Purchaser on or related to the Property. All contractors and others performing any tests and studies on the Property shall first present to Seller reasonably satisfactory evidence that such Person is insured in accordance with subsection (h) below in order to reasonably protect Seller from any loss, liability, or damage arising out of the performance of such tests or studies.
(c)    Seller’s Due Diligence Materials. Within two (2) Business Days after the Effective Date, and to the extent not previously made available by Seller to Purchaser, Seller shall make available, TO THE EXTENT IN SELLER’S POSSESSION OR REASONABLE CONTROL, true, correct and complete copies of all of the items requested by Purchaser in Exhibit A to the Term Sheet between Seller and Purchaser dated February 3, 2016. Seller shall be deemed to have “made available” materials to Purchaser that Seller has actually uploaded and made available for complete download by Purchaser from Seller’s Virtual Data Room. All documents and materials provided by Seller to Purchaser pursuant to this Agreement are referred to collectively herein as the “Seller Due Diligence Materials.”
(d)    In the event Seller fails to make available any of Seller’s Due Diligence Materials or fails to make available any of the items specified in Section 4.1(c) above as provided therein, Purchaser shall give Seller notice thereof so that Seller shall have an opportunity to cure such failure by making available such items. In the event Seller does not make available such Seller’s Due Diligence Materials or items specified in Section 4.1(c) prior to the expiration of the Due Diligence Period, Purchaser’s sole remedy shall be to terminate this Agreement on or before the expiration of the Due Diligence Period. In the event Purchaser does not so terminate this Agreement prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have waived such failure, however, such waiver shall in no event be deemed to waive any right of Purchaser with respect to a breach by Seller of any express representation or warranty made herein.
(e)    Release and Indemnification. Purchaser shall, at its cost and expense, repair any damage to the Property or any other property owned by a Person other than Purchaser arising from or in connection with the Inspections, and restore the Property or such other third-party property to the same condition as existed in all material respects prior to such Inspections, or replace the Property or such third-party property with property of the same quality. Purchaser hereby releases the Seller Indemnitees from any Losses incurred by any Purchaser Indemnitees arising from or in connection with the Inspections, except to the extent resulting from Seller’s negligence or intentional misconduct. Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with Article XIV from and against any Losses incurred by any Seller Indemnitees arising from or in connection with the Inspections. This Section 4.1(f) shall survive the termination of this Agreement and the Closing.
(f)    Compliance with Laws. Purchaser, at its own expense, shall comply (and shall cause each of Purchaser’s Inspectors to comply) with all Applicable Laws with respect to Purchaser’s inspections of the Property and with respect to their activities on or about the Real Property including, without limitation, those relating to health, safety, noise, environmental protection, waste disposal, water and air quality, and worker occupational health and safety and shall furnish to Seller reasonable evidence of such compliance upon request.
(g)    Insurance.
(i)    With respect to any activities on or about the Real Property, Purchaser shall, at its expense, maintain and furnish or cause Purchaser’s Inspectors to maintain and furnish evidence of insurance naming Seller as an additional insured thereunder, written through an insurance company licensed to do business in the State of California having a rating of at least “A” by A.M. Best Company, evidencing current worker’s compensation insurance meeting the legally mandated limits of coverage as well as commercial general liability insurance on an occurrence basis with coverage limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence for personal liability (including bodily injury and death) and not less than One Million Dollars ($1,000,000) per occurrence, and Two Million Dollars ($2,000,000) general aggregate for property damage and with endorsements (copies to be provided to Seller) providing that such coverages are primary and evidencing contractual liability insurance that covers Purchaser’s indemnity obligations under this Agreement.
(ii)    A properly completed certificate of insurance executed by an authorized representative of the insurer or insurers or a certified copy of the policy or policies, evidencing compliance with the above requirements and providing that not less than thirty (30) days prior written notice will be provided to Seller before any cancellation of coverage, shall be delivered to Seller prior to entry upon the Real Property by Purchaser or any of Purchaser’s Inspectors. In any event, Purchaser shall cause Seller to be named as an additional insured under all insurance coverages afforded Purchaser by any and all of Purchaser’s Inspectors with respect to the performance of any inspections.
Section 4.2    Title and Survey.
(a)    Seller shall order within three (3) days following the Effective Date, if it has not previously done so, a preliminary title insurance report (“Title Commitment”) to be issued by the Title Company. Purchaser shall promptly order an ALTA/ACSM “as-built” survey of the Property certified to the Title Company, Purchaser, Seller and, if applicable, Purchaser’s lender (“Survey”). Copies of the Title Commitment, legible copies of all documents of record which are specifically referenced or listed as exceptions in the Title Commitment, and the Survey (collectively, the “Title Materials”), shall be delivered to Seller, Purchaser and, if applicable, Purchaser’s lender. Before the later of (i) ten (10) days after Purchaser’s receipt of all of the Title Materials, and (ii) the expiration of the Due Diligence Period (“Title Review Period”), Purchaser shall furnish Seller with a written statement of objections, if any, to title to the Property (“Objections”). If an update or endorsement to the Title Commitment delivered to Purchaser or a revision to the Survey (“Title/Survey Update”) discloses a title or Survey matter that was not disclosed in the Title Commitment, on the Survey or in a previous Title/Survey Update, Purchaser may deliver to Seller, within five (5) days following Purchaser’s receipt of the Title/Survey Update (“Title/Survey Update Review Period”) a written Objection to such defect first disclosed on the Title/Survey Update accompanied by a copy of the

Title/Survey Update. Purchaser shall be deemed to have agreed to accept title subject to all matters reflected in the Title Commitment and any Title/Survey Update and to the state of facts shown on the Survey, other than Objections that have been timely given and provided that, in no event shall Purchaser be deemed to have agreed to accept title subject to (i) monetary liens, encumbrances or security interests against Seller and/or the Property, (ii) encumbrances that have been voluntarily placed against the Property by Seller after the Effective Date without Purchaser’s prior written consent and that will not otherwise be satisfied on or before the Closing or (iii) exceptions that can be removed from the Title Commitment by Seller’s delivery of a customary owner’s title affidavit or gap indemnity (all of the foregoing hereinafter collectively referred to as the “Seller’s Required Removal Items”). All title matters and exceptions set forth in the Title Commitment and any Title/Survey Update and the state of facts shown on the Survey which are not Objections, or which are thereafter deemed to be accepted or waived by Purchaser as hereinafter provided, other than the Seller’s Required Removal Items, are hereafter referred to as the “Permitted Exceptions.”
(b)    If Purchaser notifies Seller within the Title Review Period or the Title/Survey Update Review Period, as applicable, of Objections, then within five (5) days after Seller’s receipt of Purchaser’s notice, Seller shall notify Purchaser in writing (“Seller’s Title Response Notice”) of the Objections which Seller agrees to satisfy at or prior to the Closing, at Seller’s sole cost and expense, and of the Objections that Seller cannot or will not satisfy. Failure by Seller to respond to Purchaser by the expiration of said five (5) day response period shall be deemed as Seller’s election not to cure the Objections raised by Purchaser. Notwithstanding the foregoing, Seller shall, in any event, be obligated to satisfy Seller’s Required Removal Items. If Seller chooses not to satisfy, or is deemed to elect not to cure, all or any of the Objections that Seller is not obligated to satisfy, Seller shall notify Purchaser thereof within the allowed five (5) day period, then Purchaser shall have the option, to be exercised within five (5) days following Purchaser’s receipt of the Seller’s Title Response Notice or five (5) days after Seller is deemed to elect not to cure any of the Objections that Seller is not obligated to satisfy, of either (i) terminating this Agreement by giving written notice of termination to Seller, or (ii) electing to consummate the purchase of the Property, in which case Purchaser shall be deemed to have waived such Objections and such Objections shall become “Permitted Exceptions” for all purposes hereunder. Failure by Purchaser to respond to Seller by the expiration of said five (5) day response period shall be deemed its election to waive the applicable Objection(s), which shall become “Permitted Exceptions.” If, at or prior to the Closing, Seller is unable or unwilling to satisfy any Objections that Seller has agreed to satisfy in Seller’s Title Response Notice, Purchaser shall have the option, at Purchaser’s sole discretion and without limiting any other right or remedy of Purchaser, (i) to postpone the Closing Date for up to thirty (30) days to allow Seller additional time to satisfy such Objections, (ii) to terminate this Agreement by giving written notice of termination to Seller, whereupon the Escrow Agent shall promptly deliver the Earnest Money to Purchaser and Seller shall be obligated to reimburse Purchaser for its Termination Costs (as defined in Section 12.1), or (iii) to close this transaction in accordance with the terms and provisions hereof and accepting title in its then existing condition with all matters set forth in the Title Commitment or on the Survey (other than Seller’s Required Removal Items and Objections that Seller has cured) being deemed to be Permitted Exceptions.
Section 4.3    Hotel Contracts. Purchaser agrees to assume all obligations under all Contracts and Bookings; provided, however, that Purchaser shall not assume those Contracts (the

“Terminated Contracts”) as to which Purchaser, prior to the expiration of the Due Diligence Period, has requested to be terminated at Closing. Notwithstanding the foregoing, Purchaser shall not be required to assume at Closing any Contracts which require consent to assignment which consent has not been obtained by the Closing Date (provided that Seller shall use commercially reasonable efforts to obtain any required consents or satisfy any other requirements in connection with the assignment and assumption of all Contracts).  In no event shall Purchaser be required to pay any fees, costs and expenses incurred in connection with the assignment and assumption of the Contracts or the termination of any Terminated Contracts. Seller shall use commercially reasonable efforts, at its sole cost and expense, to deliver to the other party to any Terminated Contract, a written notice of termination at least thirty (30) days prior to Closing, but in no event earlier than Purchaser’s notice containing the list of Terminated Contracts.  The provisions of this Section 4.3 shall survive the Closing.
ARTICLE V
SELLER’S REPRESENTATIONS AND WARRANTIES
Section 5.1    Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transaction contemplated herein, Seller hereby makes the representations and warranties in this Section 5.1 with respect to itself, the Hotel and the Property, subject to the limitations set forth in Sections 5.2, 5.3, 5.4 and 5.5.
(a)    Organization and Power. Seller is duly formed and validly existing in the State of California and duly qualified to do business in the State of California and has all requisite power and authority to own and operate the Property and the Hotel as currently owned and operated.
(b)    Authority and Binding Obligation. (i) Seller has full power and authority to execute and deliver this Agreement, the Seller Closing Documents, and all other documents now or hereafter to be executed and delivered by Seller under this Agreement, and to perform all obligations arising under this Agreement and such other documents, (ii) the execution by the undersigned on behalf of Seller, and the delivery and performance of this Agreement by Seller, has been duly and validly authorized by all necessary action on the part of Seller, and (iii) this Agreement, the Seller Closing Documents and such other documents now or hereafter to be executed and delivered by Seller under this Agreement, when executed and delivered, will each constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.
(c)    Consents and Approvals; No Conflicts. Subject to the recordation of any Closing Documents as appropriate, and except as disclosed in Schedule 5.1(c) attached hereto, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the consummation by Seller of the transaction contemplated by this Agreement, and (ii) neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transaction contemplated under this Agreement, nor compliance by Seller with any of the terms of this Agreement will: (A) violate any provision of Seller’s organizational or governing documents; (B) violate any Applicable Law to which Seller is subject; (C) result in a violation or breach of, or constitute a default under any of the Contracts, except to the extent such violation, breach or default would not have a Material Adverse Effect on the ownership or operation of the Hotel or (D) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.
(d)    Title to Personal Property. Except as set forth in Schedule 5.1(d) attached hereto, Seller has good and valid title to all tangible Personal Property (other than the Excluded Property), which in each case shall be free and clear of all liens and encumbrances as of the Closing.
(e)    Condemnation. Seller has not received any written notice of, and to Seller’s Knowledge there are not, any pending condemnation or other proceedings in eminent domain with respect to any portion of the Property.
(f)    Compliance with Applicable Law. Except as set forth in Schedule 5.1(f) attached hereto, Seller has not received any written notice of any violation of any Applicable Law with respect to the Hotel or the Property which has not been cured or dismissed.
(g)    Litigation. To Seller’s Knowledge, except as set forth in Schedule 5.1(g) attached hereto, Seller has not (i) been served with any filing in any litigation, arbitration or administrative proceeding with respect to the Property or the Hotel in which Seller or any employee or contractor of Seller is a named party, or (ii) received written notice of any charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar proceeding with respect to the Hotel or the Property which has not been settled or dismissed. To Seller’s Knowledge, no such litigation or proceeding or charge or complaint is threatened or pending but not yet served against Seller or the Property.
(h)    Employees. Except as made available to Purchaser as part of Seller’s Due Diligence Materials and set forth in Schedule 5.1(h) attached hereto, (i)  there are not and have never been any collective bargaining agreements with any labor union with respect to the Employees or the Property or the Hotel, (ii) there are no written employment or compensation agreements with any of the Employees (other than written employment offers made by Seller, or an Affiliate of Seller that (x) provide for at-will employment with no more than two weeks’ notice of termination required and (y) do not include any other binding terms or conditions of employment except for starting compensation terms), (iii) there are no Employee Plans, (iv) Seller has been and is in compliance in all respects with all Applicable Laws and its own policies relating to employment and employment practices, and Seller has not received written notice of any claimed violation, (v) there are no, and within the past six (6) years there have been no, and Seller has not received written notice threatening: (1) material grievances, complaints or charges with respect to employment or labor matters; or (2) Governmental Authority controversies or investigations with respect to Seller or any Employee Plans, (vi) Seller has made available to Purchaser for inspection copies of all material personnel, payroll and employment manuals or policies of Seller, including all employee handbooks and employee rules and regulations, and (vii) all obligations with respect to the Employees for unemployment compensation benefits, pension benefits, salaries, hourly wages, overtime premiums, commissions, bonuses, sick leave, vacation, separation and other forms of Compensation and all reimbursements due and payable to Employees in respect of the services rendered by any of them prior to the date hereof have been paid on a current basis and will have been paid or accrued and reflected as line items on Seller’s current balance sheet. Each Employee Plan has been established, maintained, operated and administered in all respects in accordance with its terms and any related agreements, and with the Code, ERISA and all applicable Laws. Seller, each Affiliate and each ERISA Affiliate has performed and complied in all respects with their obligations under, or with respect to, each Employee Plan and neither the Company nor any Affiliate or any ERISA Affiliate has incurred, and no fact exists, that would be expected to result in any Liability to Purchaser with respect to any Employee Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could subject Seller, Affiliate, any ERISA Affiliate, or Purchaser to penalties under ERISA or to any tax penalties under the Code. Neither Seller, nor any Affiliate or any ERISA Affiliate currently or has ever maintained, contributed to, been required to contribute to, or has had any Liability (contingent or otherwise) with respect to, any employee benefit plan that (i) is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) is a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) is a “multiple employer plan,” as defined in Section 3(40) of ERISA, (iv) is a “voluntary employees’ beneficiary association,” as defined in Section 501(c)(9) of the Code, or (v) is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither Seller, nor any Affiliate or any ERISA Affiliate is required to provide security to any Benefit Plan under Section 401(a)(29) of the Code, and Seller, and its Affiliates and ERISA Affiliates, do not sponsor any Employee Plans that are self-funded or welfare benefit plans.
(i)    Taxes. Seller has filed all tax returns that have been required to file by, or with respect to, the Hotel and the Property. All taxes owed, or with respect to, the Hotel and the Property have been paid.
(j)    Contracts. To Seller’s Knowledge, Schedule 5.1(j) attached hereto sets forth a correct and complete list of all material (i.e., for an amount in excess of $25,000 in any year) Contracts (other than purchase orders) with respect to the Hotel to which Seller is a party, and Seller has made available to Purchaser a true and complete copy of each of such Contracts (including all amendments, modifications and other agreements with respect thereto). Except as set forth on Schedule 5.1(j) attached hereto, Seller has neither given nor received any written notice of any breach or default under any such Contracts which has not been cured.
(k)    Management or Franchise Agreements. There are no existing management agreements or franchise agreements relating to the Hotel.
(l)    Finders and Purchase/Sale Brokers. Except with respect to CBRE, Inc. (Attn: Mark McDermott and Henry Bose, Jr.) (“Broker”), which will be compensated solely by Seller pursuant to a separate agreement between them, Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transaction contemplated by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction contemplated in this Agreement.
(m)    Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.
(n)    Patriot Act. Neither Seller nor any direct beneficial owner of Seller: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 133224, 66 Fed.

Reg. 49079 (September 25, 2001) (“Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders (such lists are collectively referred to as the “Lists”); (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.
(o)    Bankruptcy. Seller has not made any general assignment for the benefit of creditors, become insolvent or filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or an arrangement or composition, extension or readjustment of its indebtedness or consented, in any creditors’ proceeding, to the appointment of a receiver or trustee of Seller or the property or any part thereof of either of them or been named in an involuntary bankruptcy proceeding and to Seller’s Knowledge, no such actions are contemplated or have been threatened.
(p)    Licenses and Permits. To Seller’s Knowledge, all Licenses and Permits necessary for the operation of the Hotel are set forth in Schedule 5.1(p) attached to this Agreement. True and complete copies of the Licenses and Permits in Seller’s possession or control have been provided to Purchaser or will be provided to Purchaser no later than two (2) Business Days after the Effective Date. Except as otherwise disclosed to Purchaser on Schedule 5.1(p) attached to this Agreement, Seller has not received any written notice of any uncured violations of any License or Permit, and to Seller’s Knowledge, all of the Licenses and Permits described in Schedule 5.1(p) attached to this Agreement are in full force and effect.0
(q)    Hazardous Substances. To Seller’s Knowledge, other than (i) Hazardous Substances used in the ordinary course of maintaining, operating and cleaning the Hotel in commercially reasonable amounts and in accordance with all Environmental Laws, (ii) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Hotel in commercially reasonably amounts and in accordance with all Environmental Laws, and (iii) matters disclosed on Schedule 5.1(q) attached to this Agreement, no Hazardous Substances are, or have been during any period of Seller’s ownership of the Hotel, present on, under or in the Hotel in violation of any Environmental Laws.
(r)    Unrecorded Agreements. Except as otherwise set forth on Schedule 5.1(r) attached to this Agreement, there are no unrecorded leases, agreements, options, contracts or rights of first refusal relating to real property interests in and to the Property.
(s)    Financial Information. Seller has delivered to Purchaser for examination (or will, within two (2) Business Days after the Effective Date, deliver or make available to Purchaser for examination) true and correct copies of the monthly and annual operating statements for the Hotel described below, as prepared by Seller or Seller’s accountants in the Ordinary Course of Business: (a) for the twelve (12) months ending December 31, 2014, December 31, 2015, December 31, 2016, and (b) for the month ending January 31, 2017 (the “Financial Statements”). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Hotel as of the respective dates they were prepared and the results of the operations of the Hotel for the periods indicated. The Hotel has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against in the Financial Statements, and (b) those which have been incurred in the Ordinary Course of Business consistent with past practice since January 31, 2016.
(t)    Insurance. Seller has received no written notice from any insurance company or board of fire underwriters requesting the performance of any work or alterations with respect to the Property that has not been performed or required an increase in insurance rates applicable to the Property as a result of work which has not been performed. Seller has received no written notice of default or cancellation under any insurance policies covering the Property.
Section 5.2    Purchaser’s Knowledge.
(a)    Seller’s representations and warranties shall automatically be deemed modified to reflect all information of which Purchaser has Knowledge as of the Closing Date.
(b)    The provisions of this Section 5.2 shall survive the Closing.
Section 5.3    Limitation of Seller’s Representations and Warranties. The representations and warranties of Seller in this Agreement and in any document delivered prior to or at Closing to Purchaser pursuant to this Agreement are the sole representations and warranties of Seller with respect to the transaction contemplated by this Agreement. Seller makes no representation or warranty other than those set forth herein and therein, and, except for the warranties and representations set forth herein and therein, the sale of the Property is made on an “as-is, where-is” basis, without warranty.
Section 5.4    Effect of Purchaser’s Knowledge. If Purchaser has Knowledge prior to Closing of the inaccuracy of any representation or warranty made by Seller in this Agreement and Purchaser nevertheless elects to close this transaction, such representation or warranty by Seller with respect to such matter shall be deemed to be modified to reflect such Purchaser’s Knowledge.
Section 5.5    Property Condition.
(a)    Disclaimer. Except for Seller’s express representations and warranties under this Agreement (or any document, affidavit or certificate executed or delivered in connection herewith) (collectively, the “Express Representations”), Seller hereby specifically disclaims any warranty, guaranty, or representation, oral or written; past, present or future, of, as to, or concerning (i) the nature and condition of the Property, including but not by way of limitation, the water, soil, geology and the suitability thereof, for any and all activities and uses which Purchaser may elect to conduct thereon, income to be derived therefrom or expenses to be incurred with respect thereto, or any obligations or any other matter or thing relating to or affecting the same; (ii) the manner of construction and condition and state of repair or lack of repair of any improvements located thereon; (iii) the nature and extent of any easement, right-of-way, lien, encumbrance or license reservation; and (iv) the compliance of the Property or the operation of the Property with any laws, rules, ordinances, or regulations of any government or other body. EXCEPT FOR THE EXPRESS

REPRESENTATIONS, IN CONNECTION WITH THE CONVEYANCE OF THE PROPERTY AS PROVIDED FOR HEREIN, SELLER HAS NOT MADE AND DOES NOT MAKE, ANY REPRESENTATIONS, WARRANTIES OR COVENANTS OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE QUALITY OR CONDITION OF THE PROPERTY, THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, COMPLIANCE BY THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SPECIFICALLY, EXCEPT FOR THE EXPRESS REPRESENTATIONS, SELLER DOES NOT MAKE ANY REPRESENTATIONS REGARDING HAZARDOUS WASTE, AS DEFINED BY THE LAWS OF THE STATE IN WHICH THE HOTEL IS LOCATED AND ANY REGULATIONS ADOPTED PURSUANT THERETO OR THE U. S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR THE DISPOSAL OF ANY HAZARDOUS WASTE OR ANY OTHER HAZARDOUS OR TOXIC SUBSTANCES IN OR ON THE PROPERTY. Except for the Express Representations, Purchaser agrees to accept the Property at closing with the Property being in its present AS IS condition WITH ALL FAULTS.
(b)    Property Condition. PURCHASER ACKNOWLEDGES AND AGREES THAT EITHER PURCHASER IS, OR HAS ENGAGED AND IS RELYING ON PERSONS WHO ARE, EXPERIENCED IN THE OWNERSHIP, DEVELOPMENT AND/OR OPERATION OF PROPERTIES SIMILAR TO THE PROPERTY AND THAT PURCHASER PRIOR TO THE CLOSING WILL HAVE INSPECTED THE PROPERTY OR CAUSED THE PROPERTY TO BE INSPECTED TO ITS SATISFACTION AND IS QUALIFIED TO MAKE SUCH INSPECTION. PURCHASER ACKNOWLEDGES THAT IT IS FULLY RELYING ON PURCHASER’S (OR PURCHASER’S REPRESENTATIVES’) INSPECTIONS OF THE PROPERTY AND EXCEPT FOR THE EXPRESS REPRESENTATIONS, NOT UPON ANY STATEMENT (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE (OR PURPORTEDLY MADE) BY SELLER OR ANY OF ITS REPRESENTATIVES. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS (OR PURCHASER’S REPRESENTATIVES HAD), OR PRIOR TO THE CLOSING WILL HAVE, THOROUGHLY INSPECTED AND EXAMINED THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY PURCHASER IN ORDER TO ENABLE PURCHASER TO EVALUATE THE CONDITION OF THE PROPERTY AND ALL OTHER ASPECTS OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION OF THE PROPERTY); AND PURCHASER ACKNOWLEDGES THAT PURCHASER IS RELYING SOLELY UPON ITS OWN (OR ITS REPRESENTATIVES’) INSPECTION, EXAMINATION AND EVALUATION OF THE PROPERTY, EXCEPT FOR THE EXPRESS REPRESENTATIONS. EXCEPT FOR THE EXPRESS REPRESENTATIONS, PURCHASER HEREBY EXPRESSLY ASSUMES ALL RISKS, LIABILITIES, CLAIMS, DAMAGES AND COSTS (AND AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL OR OTHER DAMAGES) RESULTING OR ARISING FROM OR RELATED TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION OF THE PROPERTY ARISING OR ACCRUING FROM AND AFTER THE DATE OF CLOSING. PURCHASER EXPRESSLY WAIVES (TO THE EXTENT ALLOWED BY APPLICABLE LAW)

ANY CLAIMS UNDER FEDERAL, STATE OR OTHER LAW THAT PURCHASER MIGHT OTHERWISE HAVE AGAINST SELLER RELATING TO THE USE, CHARACTERISTICS OR CONDITION OF THE PROPERTY EXCEPT AS OTHERWISE EXPRESSLY PROVIDED BY THIS AGREEMENT. ANY REPAIRS PAID FOR BY SELLER PURSUANT TO THIS AGREEMENT, IF ANY, SHALL BE DONE WITHOUT ANY WARRANTY OR REPRESENTATION BY SELLER, AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY OR REPRESENTATION OF ANY KIND IN CONNECTION WITH SUCH REPAIRS.
(c)    Environmental Status. Without limiting the foregoing, Purchaser acknowledges that it has had or will have an opportunity to become familiar with the environmental status of the Real Property and that Purchaser shall make its own evaluation of and business decision regarding the foregoing, without any representation or warranty by Seller or any of its Affiliates. Notwithstanding any indemnification obligation of Seller under this Agreement, Purchaser does hereby forever release and discharge the Seller Indemnitees from any and all Environmental Claims and Environmental Liabilities, whether now known or unknown to Purchaser; provided, however, that such release and discharge shall not apply to any indemnification obligation of Seller under this Agreement, to the extent resulting from a breach of Seller’s representation or warranty set forth in Section 5.1(f).
(d)    Purchaser’s Sole Remedy Regarding Disclosures. Seller and Purchaser acknowledge and agree that disclosures and information regarding the condition and other aspects of the Property may properly be provided after the Effective Date and that Seller, by way of additional or supplemental disclosures, may in good faith undertake to correct, modify, or supplement prior disclosures, information or representations at any time before close of escrow. PURCHASER AGREES THAT, PRIOR TO THE CLOSING, IF IT DISAPPROVES OR IS DISSATISFIED WITH ANY CONDITIONS SO DISCLOSED BY SELLER OR SELLER’S AGENT(S) AFTER THE DUE DILIGENCE PERIOD, PURCHASER’S SOLE REMEDY AS TO SUCH CONDITIONS SHALL BE TO SEEK THE TERMINATION OF THIS AGREEMENT AND TO OBTAIN A REFUND OF THE EARNEST MONEY. PURCHASER ACKNOWLEDGES THAT SELLER’S AGREEMENT TO SELL THE PROPERTY IS MADE IN RELIANCE UPON PURCHASER’S ELECTION AND REPRESENTATION THAT PURCHASER WILL PURSUE NO OTHER CLAIM, ACTION, OR REMEDY (E.G., A LAWSUIT FOR MISREPRESENTATION OR FAILURE TO DISCLOSE) AGAINST SELLER OR SELLER’S AGENT(S) ARISING OUT OF SUCH GOOD FAITH DISCLOSURES, INFORMATION OR REPRESENTATIONS.
(e)    Purchaser further agrees and acknowledges that, in giving the foregoing waivers and releases, it has with its legal counsel, considered any statute or other law that might apply to and limit the effect of Purchaser’s waiver and release herein and hereby knowingly waives the benefits of any such law and intends that it not be applicable here.
LB
Purchaser’s Initials

(f)    This Section 5.5 shall survive the Closing.

ARTICLE VI
PURCHASER’S REPRESENTATIONS AND WARRANTIES
Section 6.1    Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transaction contemplated hereby, Purchaser hereby makes the representations and warranties in this Section 6.1.
(a)    Organization and Power. Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing in the jurisdiction of its formation or organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
(b)    Authority and Binding Obligation. Except for the approval of Purchaser’s Investment Committee to proceed with the Closing (which Purchaser shall obtain before the expiration of the Due Diligence Period), (i) Purchaser has full power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed and delivered by Purchaser under this Agreement, and to perform all obligations arising under this Agreement and such other documents, (ii) the execution by the undersigned on behalf of Purchaser, and the delivery and performance of this Agreement by Purchaser has been duly and validly authorized by all necessary action on the part of Purchaser, and (iii) this Agreement, the Purchaser Closing Documents and such other documents now or hereafter to be executed and delivered by Purchaser under this Agreement, when executed and delivered, will each constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent Seller itself is in default hereunder.
(c)    Consents and Approvals; No Conflicts. (i) Except in connection with the transfer of the Licenses and Permits, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the consummation by Purchaser of its obligations under this Agreement, and (ii) neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transaction contemplated under this Agreement, nor compliance by Purchaser with any of the terms of this Agreement will: (A) violate any provision of the organizational or governing documents of Purchaser; (B) violate any Applicable Law to which Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser is bound, except to the extent such violation, breach or default would not have a Material Adverse Effect on the Purchaser’s ability to consummate the transactions contemplated hereby or Purchaser’s ownership or operation of the Hotel from and after the Closing.
(d)    Finders and Investment Brokers. Except with respect to Broker in connection with the purchase transaction, neither Purchaser nor any of its Affiliates has dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser or its Affiliates in connection with the transaction contemplated by this Agreement in any manner which would entitle such Person to any fee or commission by, through or under Purchaser or any of its Affiliates in connection with this Agreement or the transaction contemplated in this Agreement.

(e)    Patriot Act. Neither Purchaser nor any beneficial owner of Purchaser: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other Lists; (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.
Section 6.2    Effect of Seller’s Knowledge. If Seller has Knowledge prior to Closing of the inaccuracy of any representation or warranty made by Purchaser in this Agreement and Seller nevertheless elects to close this transaction, such representation or warranty by Purchaser with respect to such matter shall be deemed to be modified to reflect such Seller’s Knowledge.
ARTICLE VII
COVENANTS
Section 7.1    Confidentiality; Exclusivity.
(a)    Disclosure of Confidential Information; Public Announcements. Seller and Purchaser shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Agreement, any information disclosed by the Inspections or in the Seller Due Diligence Materials or any other documents, materials, data or other information with respect to the Hotel which is not generally known to the public (“Confidential Information”). Notwithstanding the foregoing, Seller and Purchaser shall be permitted to (i) disclose any Confidential Information to the extent required by court order or under Applicable Law, or (ii) disclose any Confidential Information to any Person on a “need-to-know” basis, such as their respective shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, engineers, surveyors, lenders, investors, managers, franchisors and such other Persons whose assistance is required to consummate the transactions contemplated in this Agreement or to whom notice of this transaction may be required pursuant to the Contracts or Applicable Law, or with whom communication may be required to accomplish the assignment of the Licenses and Permits, the Contracts or the Leases; provided, however, that Purchaser or Seller (as applicable) shall, to the extent consistent with Applicable Law, (a) advise such Person of the confidential nature of such Confidential Information, and (b) use commercially reasonable efforts to cause such Person to maintain the confidentiality of such information. Prior to the Closing Date: (x) no press releases or public statements shall be issued or made by either Seller or Purchaser with respect to the transactions contemplated by this Agreement; and (y) Purchaser and Seller shall confer and agree on a press release to be issued jointly by Purchaser and Seller disclosing the transaction and the appropriate time for making such release. At no time, whether prior to or following the Closing Date, shall either Purchaser or Seller issue any press releases (or other public statements) with respect to the transactions contemplated in this Agreement which disclose the Purchase Price or contain any mention of the other Party to this Agreement without the approval of such other Party, which approval may be withheld in such other Party’s sole and absolute discretion. This Section 7.1(a) shall survive Closing and the termination of this Agreement.
(b)    Communication with Employees. Prior to the expiration of the Due Diligence Period, Purchaser shall not, through its employees, managers, agents, representatives investors, or any other

Person, directly or indirectly, initiate or pursue any communication with any Employees involving any matter with respect to the Hotel, the Employees, or this Agreement, or the transaction contemplated hereunder, without the prior consent of Seller, which consent may be withheld in Seller’s sole discretion, unless such communication is arranged or consented to by Seller, which arrangement or consent may be verbal.
Section 7.2    Operation of the Hotel Prior to Closing.
(a)    Operation in Ordinary Course of Business. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall operate the Property and Hotel in the Ordinary Course of Business, including, without limitation, (i) maintaining all existing insurance coverages for the Hotel, (ii) maintaining the inventories of Supplies, F&B and Retail Merchandise in the Ordinary Course of Business, (iii) performing maintenance and repairs for the Property and Hotel in the Ordinary Course of Business, and (iv) maintaining all Licenses and Permits and the Liquor License, in full force and effect; provided, however, that Seller shall be permitted to inform vendors of the impending sale of the Hotel.
(b)    Contracts. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not (i) amend, modify, extend, renew or terminate any material Contracts (i.e., for an amount in excess of $25,000 in any year, and excluding purchase orders made in the Ordinary Course of Business), or the Licenses and Permits, in each case without prior written notice to Purchaser, and further, after the expiration of the Due Diligence Period, without Purchaser’s prior written consent which shall not be unreasonably withheld, conditioned or delayed, except in the Ordinary Course of Business, nor (ii) enter into any new Contracts (other than purchase orders made in the Ordinary Course of Business), unless such new Contracts are terminable by Purchaser, without any termination fee, upon not more than thirty (30) days’ notice.
Section 7.3    Liquor License.
(a)    Transfer. Purchaser shall be fully responsible for applying for and obtaining, for the benefit and on behalf of Purchaser, for transfer to Purchaser (or a designee of and for the benefit of Purchaser) the Liquor License, and Seller and Purchaser shall each pay one-half (1/2) of all transfer, license fees and costs in connection therewith, except for the escrow fees as set forth in Section 7.3(b) hereof. Purchaser shall prosecute its applications in accordance with the rules and procedures set forth under applicable law. Seller shall use reasonable efforts (including the expenditure of necessary funds and providing information and documents and the execution of any required transfer documents for the transfer of the Liquor License) to cooperate with and assist Purchaser in obtaining the transfer or issuance of the Liquor License. Purchaser and Seller acknowledge and agree that it may not be possible to complete such transfer or issuance prior to Closing, and accordingly the assignment, transfer and/or issuance of the Liquor License to Purchaser shall not be a condition precedent to Purchaser’s obligations under this Agreement. Purchaser shall remain fully obligated to perform all of its obligations hereunder and to proceed to Closing even if the Liquor License has not been assigned, transferred or issued to Purchaser prior to the Closing Escrow.
(b)    Liquor License Purchase Price. The purchase price for the Liquor License and the unopened alcoholic beverage inventory (“Liquor Inventory”) at the Property (the “Liquor Assets”)

shall be One Hundred Fifty Thousand Dollars ($150,000) (the “Liquor Assets Purchase Price”) (to be allocated to the Liquor License and Liquor Inventory as follows: $100,000 to Liquor License and $50,000 to Liquor Inventory), which amount shall be deposited into an escrow account (the “Liquor Escrow”) with California Business Escrow, 1748 Main Street, Escalon, CA 95320; Attn: Diane Boudreau (“Liquor Escrow Holder”) on the Closing Date from the Purchase Price, and which amount shall be credited against the Purchase Price.
(c)    Application. Within three (3) Business Days after the expiration of the Due Diligence Period, Purchaser shall deliver to Seller forms ABC-211A and ABC-227, escrow instructions prepared by the Liquor Escrow Holder, and any other documents required to be executed by Seller to transfer the Liquor License to Purchaser (or its designee) (collectively, “Seller’s Transfer Documents”). Within five (5) Business Days after the receipt thereof, Seller shall execute and deliver Seller’s Transfer Documents to Purchaser, and Purchaser shall promptly file an application with the California Department of Alcoholic Beverage Control (the “ABC”) (i) to transfer the Liquor License to Purchaser (or its designee), and (ii) for the issuance of a temporary operating permit (a “Temporary Permit”) to be effective as of the Closing Date. Thereafter, Purchaser shall be diligent and use commercially reasonable efforts to obtain the transfer of the Liquor License.
(d)    Liquor Escrow. Within three (3) Business Days after the expiration of the Due Diligence Period, Purchaser (or its designee) and Seller shall open or cause to be opened the Liquor Escrow. This Agreement shall constitute instructions to the Liquor Escrow Holder, provided that Seller and Purchaser agree to execute such additional escrow instructions as the Liquor Escrow Holder may reasonably require, consistent with the terms, conditions and provisions of this Agreement. The Liquor Assets Purchase Price shall be invested by the Liquor Escrow Holder in an interest bearing account with any interest accruing thereon to be paid to the party entitled to such funds.
(e)    Seller Deliveries. Seller shall deposit into the Liquor Escrow the following documents and instruments, the delivery of each of which shall be a condition to close of the Liquor Escrow:
(i)    To the extent required, a bill of sale (the “Liquor Bill of Sale”) executed by Seller, in favor of Purchaser conveying to Purchaser, all right, title and interest in and to the Liquor License and Liquor Inventory, free and clear of all liens, encumbrances and adverse claims. The Liquor Bill of Sale shall be in form and substance mutually satisfactory to Purchaser and Seller.
(ii)    Any additional documents or instruments reasonably required to effect closing of the Liquor Escrow and the transfer or issuance of the Liquor License to Purchaser.
(f)    Purchaser Deliveries. Purchaser shall deposit or cause to be deposited into the Liquor Escrow the following funds, documents and instruments, the delivery of each of which shall be a condition to closing of the Liquor Escrow:
(i)    The Liquor Assets Purchase Price.
(ii)    One hundred (100%) of the costs, expenses, and fees of Liquor Escrow Holder.

(iii)    Any additional documents or instruments reasonably required to effect closing of the Liquor Escrow and the transfer or issuance of the Liquor License to Purchaser.
(g)    Conditions to Closing. The closing of the Liquor Escrow is conditioned upon each party having satisfied its obligations under this Section 7.3 and approval by the ABC of the permanent transfer or issuance, as applicable, of the Liquor License to Purchaser (or its designee).
(h)    Closing. At the Liquor Escrow closing, Liquor Escrow Holder shall be instructed, by Purchaser and Seller, to promptly undertake all of the following in the manner herein below indicated:
(i)    Disburse the Liquor License Purchase Price, less any distributions thereof as authorized, in writing, by Seller, to Seller.
(ii)    Distribute to Purchaser the fully executed original of the Liquor Bill of Sale, and distribute to Purchaser and Seller the documents provided by the ABC and any other documents (or copies thereof) deposited into the Liquor Escrow by Seller or Purchaser in connection with the transfer or issuance of the Liquor License to Purchaser.
(i)    Creditor Claims. Seller shall comply with all applicable laws (including the requirements of the California Business & Professions Code) relating to liquor licenses through the closing of the Liquor Escrow. Seller shall satisfy all claims of creditors of Seller relating to the purchase and sale of all Liquor Inventory as of the Closing.
(j)    Compliance with Laws. The parties acknowledge that the terms and conditions of Liquor Escrow shall be conducted under Division 9 of the California Business & Professions Code. The Liquor Escrow Holder is hereby authorized and instructed to publish and record all required notices, handle creditor claims, and to obtain tax releases in accordance therewith (including, to the extent the same may be accomplished without any delay in the closing of the Liquor Escrow, to publish the appropriate bulk sale notices) and to handle funds in the escrow established for the transfer of the existing Liquor License in accordance with Sections 24049 and 24070, et seq. of the California Business and Professions Code.
(k)    Interim Agreement. If, prior to the Closing, Purchaser is unable to obtain a Temporary Permit, Seller shall enter into an agreement with Purchaser (or its designee), to the extent legally permissible, in the form of Exhibit E attached hereto (the “Interim Liquor Agreement”), whereby the Seller shall continue to operate (or if legally permissible allow Purchaser to operate) all food and beverage areas within the Hotel under the existing Liquor License on behalf of Purchaser from the Closing Date until the earlier of (a) the issuance of a Temporary Permit to Purchaser (or its designee) or (b) six months after the Closing Date. As set forth in the Interim Liquor Agreement, all costs and expenses incurred by Seller in connection with its maintenance of the Liquor License and operation of the food and beverage service following the Closing shall be the responsibility of Purchaser. Purchaser shall indemnify, defend and hold Seller and its affiliates and their respective partners, members, managers, employees, and agents, harmless against any liabilities incurred in such operation (unless caused by Seller’s willful or grossly negligent conduct or omission or material breach of the Interim Liquor Agreement) and provide adequate insurance (including, without limitation, liquor liability insurance) naming Seller (and any other party reasonably designated by Seller) as an additional insured.
(l)    If the ABC has not approved the issuance of a Temporary Permit to Purchaser (or its designee) by the expiration of the term of the Interim Liquor Agreement, the Liquor Assets Purchase Price shall be distributed to Seller. The provisions of this Section 7.3 shall survive the Closing.
Section 7.4    Bookings; Gift Certificates; Charitable Donations. Purchaser shall honor all Bookings made prior to the Closing Date for any period on or after the Closing Date, and Purchaser shall honor all Gift Certificates and charitable donations issued prior to the Closing Date and redeemed on or after the Closing Date. After the expiration of the Due Diligence Period, Seller shall not issue any charitable donations without the prior express written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion.
Section 7.5    Tax Contests.
(a)    Taxable Period Terminating Prior to Closing Date. Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings for periods prior to the Closing Date.
(b)    Taxable Period Including the Closing Date. With Purchaser’s consent, which shall not be unreasonably withheld, Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date. Notwithstanding the foregoing, if Purchaser desires to contest any Taxes for such taxable period and Seller has not then commenced any proceeding to contest any such Taxes for such taxable period, Purchaser shall provide written notice requesting that Seller contest such Taxes. If Seller desires to contest such Taxes, Seller shall provide written notice to Purchaser within thirty (30) days after receipt of Purchaser’s request confirming that Seller will contest such Taxes, in which case Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If Seller fails to provide such written notice confirming that Seller will contest such Taxes within such thirty (30) day period, Purchaser shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party.
(c)    Taxable Period Commencing On or After Closing Date. Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences on or after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.
(d)    Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no out-of-pocket cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes.
(e)    Real Estate Tax Contests. Notwithstanding the foregoing provisions of this Section 7.5, after the expiration of the Due Diligence Period, (1) Seller shall not commence any proceeding to contest any real estate taxes or assessments with respect to the Property without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion, and (2) Purchaser shall have the right to control any contest proceeding for any real estate taxes or assessments with respect to the Property.
Section 7.6    Notices and Filings. Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no out-of-pocket cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide any required written notice to any Person under any Contracts, Licenses and Permits, and to effect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership or operation of the Hotel.
Section 7.7    Further Assurances. From the date of this Agreement until the Closing or termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law. After the Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transaction contemplated in this Agreement.
Section 7.8    Employee Matters.
(a)    Offer of Employment. Seller represents to Purchaser that all Employees at the Hotel as of the Closing Date, including full-time employees and part-time employees as listed on Schedule 7.8(a) attached to this Agreement, are employed by Seller. No later than seven (7) Business Days prior to the scheduled Closing Date, except as hereinafter provided, Purchaser shall make offers of employment to all of said Employees contingent upon and effective as of the Closing Date in the same or substantially the same job or position as in effect immediately prior to the Closing Date and for the same or substantially the same rate of pay and hours of work Employees received from the Seller prior to the Closing Date, and with benefits that are substantially similar to the benefits Employees received from the Seller prior to the Closing Date, as further set forth in this Section 7.8(a). The intent of this Section 7.8(a) is to afford a seamless transition as it relates to the current workforce of the Hotel, to insure that no “employment loss” occurs within the meaning of WARN, and to insure that no “mass layoff” occurs within the meaning of California WARN. Purchaser shall provide Employees with five (5) Business Days to consider and accept or refuse Purchaser’s offers of employment. At least (2) Business Days prior to the Closing Date, Purchaser shall provide Seller with a completed Schedule 7.8(a)(l) setting forth a list of the names of Transferred Employees, and a completed Schedule 7.8(a)(2) setting forth a list of the names of Employees who refused employment with Purchaser. The Purchaser agrees that Employees who accept employment from the Purchaser (“Transferred Employees”) shall remain employed for a minimum period of sixty (60) days after the Closing Date with no substantial reduction in the hours or rates of pay, and shall be provided benefits substantially similar to the benefits received by the Transferred Employees immediately prior to the Closing Date, consistent with the provisions of WARN, subject to the provisions of Section 7.8(b). Purchaser further agrees to credit each Transferred Employee with the accrued vacation the Transferred Employee had with Seller prior to the Closing Date. Purchaser also agrees to credit each Transferred Employee with the years of service the Transferred Employee was employed by Seller (according to the Employee hire dates Seller has identified on Schedule 7.8(a)), for purposes of eligibility and vesting in Purchaser’s employee benefit programs (but not for benefit accrual purposes other than as expressly set forth in this Agreement with respect to Accrued and Earned Vacation). Nothing within this Subsection shall prohibit the Purchaser from terminating any Transferred Employee for cause in accordance with WARN and its implementing regulations or revoking an offer of employment to, or terminating, an Ineligible Employee in accordance with Section 7.8(b). However, it is expressly understood that no part of this provision is intended to alter, nor does it alter, the at-will status of the Employees. Seller will cooperate with the Purchaser to cause an orderly transfer of the Transferred Employees to the employ of the Purchaser, as applicable. Purchaser acknowledges that if it breaches its covenants and obligations herein, all payment and other liabilities and obligations in any way related to such breach of the Purchaser’s obligations and covenants shall be borne entirely by the Purchaser and the Purchaser does hereby indemnify and hold harmless Seller and its Affiliates and employees from any and all loss, damage, claim or cause of action related thereto. The provisions of this Section 7.8 shall survive the Closing.
(b)    Ineligible Employees. Nothing shall require the Purchaser to retain for any period of time, and the Purchaser may revoke an offer of employment to, any Transferred Employee who is unable to establish identity and authorization to work in the United States as required by federal law (“Ineligible Employees”). At least two (2) business days prior to the Closing Date, Purchaser shall provide Seller with the name, job title, and reason for ineligibility of each Ineligible Employee on Schedule 7.8(b). Purchaser further agrees that such decisions will not be based upon or motivated by any information delivered by Seller to the Purchaser, orally or in writing, or any recommendation made by the Seller.
(c)    Future Employment. Purchaser shall, or shall cause its affiliates to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, the employment of each Transferred Employee from and after the Closing Date (which such liabilities, obligations and responsibilities shall be established by Purchaser in its sole discretion). However, it is expressly understood that no part of this provision is intended to alter, nor does it alter, the at-will status of the Employees.
(d)    Required COBRA Coverage. The parties recognize and acknowledge that in connection with the transactions contemplated by this Agreement: (i) Seller will cease to provide any group health plan to any employee as of the Closing Date; (ii) Seller is not part of a controlled group or affiliated service group (within the meaning of Code Sections 414(b), 414(c), 414(m) or (o)) with any entity that currently sponsors a group health plan; and (iii) Purchaser will continue the operations related to the Hotel without interruption or substantial change after Closing. As a result, Purchaser has determined that it is a “successor employer” as defined in Treasury Regulation Section 54.4980B-9, Q&A-8(c)(1), as of the Closing Date. As a “successor employer” Purchaser agrees, as required by Treasury Regulation Section 54.4980B-9, Q&A-8(c)(1), that it will cause its group health plan to provide and administer the health care continuation coverage required under Section 4980B of the Code to each employee or former employee (and their dependents) of Seller who is an “M&A qualified beneficiary” as defined in Treasury Regulation Section 54.4890B-9, Q&A-4(a) (the “Required COBRA Coverage”). In accordance with Treasury Regulation Section 54.4890B-9, Q&A-6(a)(1), the Required COBRA Coverage need not be provided to those employees of Seller who are employed by Purchaser immediately after the Closing. Pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)(1), the Required COBRA Coverage shall be provided beginning on the Closing Date and shall continue until the longest period of Required COBRA Coverage applicable to the M&A qualified beneficiaries. In order to assist Purchaser in satisfying its obligation to provide the Required COBRA Coverage to the M&A qualified beneficiaries, Seller agrees to: provide Purchaser with a complete and accurate list of the M&A qualified beneficiaries on or before the Closing Date. If Seller fails to provide the list of M&A qualified beneficiaries as provided above and as a result, Purchaser fails to offer the Required COBRA Coverage, Seller shall indemnify, defend and hold harmless Purchaser for any losses incurred by Purchaser for the failure to offer such coverage.
(e)    Employee Plans and Severance Benefits. Purchaser shall not adopt or assume any Employee Plan maintained by Seller, and Purchaser shall have no Liabilities for any Employee Plan maintained by Seller and Seller shall indemnify and hold harmless Purchaser from any Liabilities or Losses arising out of any Employee Plan maintained by Seller. Any severance obligations (including, but not limited to, all accrued salary and all accrued and unpaid vacation and other paid time off accruing prior to the Closing Date) to any Employee or other individual who performed services for the Hotel and which arises from such person’s employment being terminated by Seller, including as a result of an Employee’s rejection of the Purchaser’s offer of employment, shall be retained by Seller, which shall be solely responsible for such obligations and Seller shall indemnify, defend, and hold the Purchaser harmless therefrom.
(f)    Subject to this Section 7.8 and Section 10.1, (i) Seller shall retain all liabilities and obligations in connection with (A) any employment claims, charges or grievances by any Transferred Employees to the extent resulting from events or occurrences prior to the Closing Date, and (B) Employee Plans maintained by or previously maintained by Seller; and (ii) Purchaser shall assume all liabilities and obligations in connection with (A) any employment claims, charges or grievances by any Transferred Employees to the extent resulting from events or occurrences on or after the Closing Date, and (B) any employee benefits provided by Purchaser to the Transferred Employees following the Closing Date.
Section 7.9    Brokerage Commissions. Each Party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than the Broker (it be acknowledged and agreed that Seller is responsible for any brokerage commission payable to

Broker) by, through or on account of any acts of said Party or its representatives, said Party will indemnify and hold the other Party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith.
Section 7.10    Tax Clearance Certificate. Within three (3) days after the expiration of the Due Diligence Period, if requested by Purchaser, Purchaser shall apply to the California State Board of Equalization (“BOE”) for a tax clearance certificate with respect to Seller’s operations of the Hotel, to be issued with an effective date as close to the Closing Date as is practicable (a “Tax Clearance Certificate”), provided such a Tax Clearance Certificate can be obtained under applicable BOE regulations and procedures.
Section 7.11    Residual Payments with respect to Works of Art in FF&E. Seller shall assume the obligation for and make, in accordance with Section 986 of the California Civil Code, all payments (if any) due under such statutory provision, with respect to any and all works of fine art included within the FF&E, by reason of (i) the sale of the FF&E to Purchaser hereunder or (ii) any prior transfer of such art works, to the extent that Purchaser would otherwise be liable for such payments. Seller shall base each such payment on the allocation of the Purchase Price made to the work of art in question in accordance with Section 3.2 hereof.
Section 7.12    Survival. The provisions of this Article VII survive the Closing.
ARTICLE VIII
CONDITIONS PRECEDENT
Section 8.1    Conditions Precedent to the Obligations of Both Seller and Purchaser. Subject to Section 8.4, the respective obligations of Seller and Purchaser to close the transaction contemplated under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions precedent (“Mutual Closing Conditions”):
(a)    No preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority which would make illegal or invalid or otherwise prevent the consummation of the transaction contemplated under this Agreement.
(b)    No Applicable Law shall have been enacted (or passed which upon enactment) which would make illegal or invalid or otherwise prevent the consummation of the transaction contemplated under this Agreement.
Section 8.2    Additional Conditions to Purchaser’s Obligations. Purchaser’s obligations to close the transactions contemplated under this Agreement also are subject to the satisfaction at or prior to Closing of the following conditions precedent (together with any other Purchaser closing conditions expressly set forth elsewhere in this Agreement, the “Purchaser Closing Conditions”):
(a)    Seller’s Deliveries. Seller shall have delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow for the benefit of Purchaser, Seller’s signature to all of the Closing Documents and other items set forth in Section 9.3 to which Seller is a party.

(b)    Representations and Warranties. The representations and warranties made by Seller in this Agreement (as the same may be updated pursuant to Section 5.2) shall be true and correct in all material respects as of the Closing as if first made on and as of the Closing Date (except to the extent such representation or warranty is made expressly as of another date).
(c)    Covenants and Obligations. Seller shall have performed its covenants and obligations under this Agreement in all material respects.
(d)    Financing. Prior to or contemporaneously with the Closing, Purchaser shall have received financing for the acquisition of the Property in an amount and upon such terms and conditions as are acceptable to Purchaser in its sole discretion.
(e)    Title Policy. The Title Company shall have committed to issue a 2006 ALTA Owners Policy of Title Insurance to Purchaser in the amount of the Purchase Price, insuring that Purchaser has good and marketable fee simple title to the Property, subject only to the Permitted Exceptions, showing that all requirements applicable to Seller have been satisfied, deleting all standard or general exceptions (including the standard survey exception and the standard parties in possession exception), and showing that all taxes, assessments, and municipal charges which are due have been paid (“Title Policy”).
The Purchaser Closing Conditions are for the benefit of Purchaser, and Purchaser shall have the right to waive any of the Purchaser Closing Conditions at or prior to Closing.
Section 8.3    Additional Conditions to Seller’s Obligations. Seller’s obligations to close the transactions contemplated under this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (together with any other Seller closing conditions expressly set forth elsewhere in this Agreement, the “Seller Closing Conditions”):
(a)    Receipt of the Purchase Price. Purchaser shall have deposited with the Escrow Agent the Purchase Price (as adjusted pursuant to Section 3.4) and the Earnest Money and Seller has received from Escrow Agent confirmation that Escrow Agent is prepared to release and pay the Purchase Price (as adjusted pursuant to Section 3.4) and the Earnest Money to Seller in accordance with Seller’s written instructions to Escrow Agent (provided that Seller may not terminate this Agreement as a result of the failure of this closing condition if Seller is in default under this Agreement pursuant to the terms of Section 12.1).
(b)    Purchaser’s Deliveries. Purchaser shall have delivered to Seller or deposited with Escrow Agent in the Closing Escrow for the benefit of Seller, Purchaser’s signature to all of the Closing Documents and other items set forth in Section 9.4 to which Purchaser is a party.
(c)    Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing as if first made on and as of the Closing Date (except to the extent such representation or warranty is made expressly as of another date).

(d)    Covenants and Obligations. Purchaser shall have performed its covenants and obligations under this Agreement in all material respects.
The Seller Closing Conditions are for the benefit of Seller, and Seller shall have the right to waive any of the Seller Closing Conditions at or prior to Closing.
ARTICLE IX
CLOSING
Section 9.1    Closing Date. The closing of the transaction contemplated under this Agreement (“Closing”) shall occur on or before the date that is thirty (30) days after the expiration of the Due Diligence Period (as such date may be postponed pursuant to a specific provision of this Agreement), or such other date as agreed to in writing between Seller and Purchaser (the date on which the Closing occurs is referred to herein as the “Closing Date”). Notwithstanding the foregoing, if the condition precedent described in Section 8.2(d) of this Agreement has not been satisfied on the Closing Date, then Purchaser shall have the right, exercisable by providing written notice to Seller on or prior to the then-scheduled Closing Date, to extend the Closing Date by one (1) period of fifteen (15) days (“Extension Period”). Upon the expiration of the Extension Period, unless Purchaser has terminated this Agreement by delivering written notice of termination to Seller during the Extension Period, all conditions of Purchaser shall be deemed waived and the Closing Date shall be the last day of the calendar month the Extension Period expires. The Closing shall take place by exchange with the Escrow Agent of the Closing Documents by overnight mail and other Closing deliveries by electronic media, provided that if a mail Closing is impracticable, the Closing shall occur at the offices of the Title Company or such other place as agreed to in writing between Seller and Purchaser.
Section 9.2    Closing Escrow. The Closing shall take place by means of a title company escrow (“Closing Escrow”). On or prior to the Closing Date, (i) each of Seller and Purchaser shall cause its counterpart to all of the documents required to be delivered pursuant to this Agreement (“Closing Documents”) to be deposited with Escrow Agent; and (ii) Purchaser shall cause the Purchase Price to be paid by Purchaser pursuant to Section 3.4 (as adjusted pursuant to Section 3.4) to be deposited with Escrow Agent. At Closing, Escrow Agent shall deliver the Closing Documents to Seller and Purchaser (as the case may be), and the Purchase Price (as adjusted pursuant to Section 3.4) and the Earnest Money shall be disbursed to Seller in accordance with the parties’ respective written instructions to Escrow Agent.
Section 9.3    Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or deposited with the Title Company in the Closing Escrow for the benefit of Purchaser all of the (i) documents, each of which shall have been duly executed by Seller and acknowledged (if required), and (ii) other items, set forth in this Section 9.3, as follows:
(a)    A compliance certificate confirming the representations and warranties set forth in Section 5.1 as of the Closing Date, subject to the limitations contained in Sections 5.2, 5.3 and 5.4;
(b)    The Escrow Agreement in the form attached hereto as Exhibit A;

(c)    A Grant Deed in the form attached as Exhibit B, conveying the Real Property to Purchaser, subject only to the Permitted Exceptions;
(d)    A Bill of Sale in the form of Exhibit C, transferring the FF&E, Supplies, F&B, Retail Merchandise and Accounts Receivable to Purchaser;
(e)    A Conveyance and Assignment and Assumption of Leases, Contracts and Other Intangible Property in the form of Exhibit D;
(f)    The Interim Liquor Agreement in the form attached as Exhibit E;
(g)    Such agreements, affidavits, evidence of Seller’s organization, authorization, power and authority, and other documents as may be reasonably required by the Title Company from the Seller to issue the Title Policy (including without limitation, an owner’s title affidavit and gap indemnity);
(h)    A FIRPTA affidavit in the form set forth in the regulations under Section 1445 of the Code or any other corresponding state form required;
(i)    All required real estate transfer tax declarations or similar documents required in connection with any tax imposed by any Governmental Authority in connection with the transaction contemplated hereunder;
(j)    A California Withholding Exemption Certificate Form 593-C or similar certificate required by the laws of the State of California certifying that no withholding is required, or in the event that the Seller is a non-California resident, a certificate issued by the California Franchise Tax Board, pursuant to the Revenue and Taxation Code Sections 18805 and 26131, stating either the amount of withholding required from the Seller’s proceeds or that the Seller is exempt from the withholding requirement;
(k)    To the extent the Personal Property includes any vehicles owned by Seller, title to such vehicle, executed by Seller in such manner as is required to convey ownership to Purchaser, and registration materials;
(l)    All security deposits, if any, together with interest accrued or due thereon as may be required by law or agreement or otherwise, to the extent not theretofore applied by Seller in accordance with the terms of the Leases;
(m)    To the extent not previously delivered to Purchaser, all originals (or copies if originals are not available) of the Contracts, Licenses and Permits, keys and lock combinations in Seller’s Possession, which shall be located at the Hotel on the Closing Date and deemed to be delivered to Purchaser upon delivery of possession of the Hotel; and
(n)    Such other documents and instruments as may be reasonably requested by Purchaser in order to consummate or better effectuate the transaction contemplated in this Agreement.
Section 9.4    Purchaser’s Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow for the benefit of Seller all of the (i) documents, each of which shall have been duly executed by Purchaser and acknowledged (if required), and (ii) other items, set forth in this Section 9.4, as follows:
(a)    A compliance certificate confirming the representations and warranties set forth in Section 6.1 as of the Closing Date, subject to the limitations contained in Section 6.2;
(b)    The Purchase Price to be paid by Purchaser pursuant to Section 3.4 (as adjusted pursuant to such Section 3.4);
(c)    A counterpart of each of the documents and instruments to be delivered by Seller under Section 9.3 which requires execution by Purchaser;
(d)    All required real estate transfer tax declarations or similar documents required in connection with any tax imposed by any Governmental Authority in connection with the transaction contemplated hereunder;
(e)    A certified copy of the resolutions of the Board of Directors of Purchaser approving this Agreement and the transactions contemplated herein.
(f)    Such other documents and instruments as may be reasonably requested by Seller or the Title Company in order to consummate or better effectuate the transaction contemplated in this Agreement.
Section 9.5    Possession. Seller shall deliver the Property and possession of the Hotel to Purchaser upon the Closing, subject to the Permitted Exceptions.
ARTICLE X
PRORATIONS; ACCOUNTS RECEIVABLE; TRANSACTION COSTS
Section 10.1    Prorations. The items of revenue and expense with respect to the Hotel set forth in this Section 10.1 shall be prorated between Seller and Purchaser (“Prorations”) as of 12:01 a.m. local time in the region in which the Hotel is located on the Closing Date, or such other time expressly provided in this Section 10.1 (“Cut-Off Time”), so that the Closing Date is a day of income and expense for Purchaser. Purchaser shall receive a credit for any items of expense in this Section 10.1 to the extent the same are accrued or due and payable but unpaid as of the Cut-Off Time in which case Purchaser shall be obligated to pay such expense, and Seller shall receive a credit for any of the items of expense in this Section 10.1 which have been paid prior to or at the Closing or will be paid by Seller after the Closing to the extent such payment relates to any period of time after the Cut-Off Time. Except as set forth below, all items of revenue and expense shall be determined in accordance with GAAP and with the Eleventh Revised Edition of the Uniform Systems of Accounts for the Lodging Industry, as published by the American Hotel and Motel Association.
(a)    Taxes. All Taxes, except as set forth in Section 10.3(b) below, shall be prorated as of the Cut-Off Time between Purchaser and Seller. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on the tax rates set forth in the most recent available bill and the latest assessed valuation of the Property; provided, however, that after the Closing, Seller and Purchaser shall reprorate the Taxes and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period. Seller shall be responsible for all delinquent Taxes and interest and penalties associated therewith relating to Taxes due and payable for its period of ownership of the Hotel.
(b)    Intentionally Deleted
(c)    Contracts. Any amounts prepaid, accrued or due and payable under the Contracts (other than for utilities which proration is addressed separately in Section 10.1(e)), shall be prorated as of the Cut-Off Time between Seller and Purchaser. Purchaser shall receive a credit for all deposits held by Seller under the Contracts (together with all interest required by Applicable Law or the Contract in question) which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Contracts. Seller shall receive a credit for all deposits made by Seller under the Contracts (together with all interest thereon to the extent required by Applicable Law or the Contract in question) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser.
(d)    Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits (other than for utilities which proration is addressed separately in Section 10.1(e)) transferred to Purchaser shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all deposits made by Seller under the Licenses and Permits which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.
(e)    Utilities. All utility services (including, without limitation, electricity, gas, water and sewer) shall be prorated as of the Cut-Off Time between Purchaser and Seller. To the extent practicable, readings shall be obtained for all utilities as of the Cut-Off Time. If not practicable, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, Seller and Purchaser shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period. Seller shall receive a credit for all fuel stored at the Hotel based on Seller’s cost for such fuel. Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts.
(f)    Compensation. All Compensation due to Employees shall be prorated as of the Cut-Off Time, other than Accrued and Earned Vacation Pay, which shall be addressed in accordance with Section 10.1(g) below.
(g)    Accrued and Earned Vacation. Purchaser shall receive a credit in an amount equal to one hundred percent (100%) of the Accrued and Earned Vacation Pay for all Transferred Employees as of the Cut-Off Time. Purchaser shall credit all Transferred Employees with the Accrued and Earned Vacation such Transferred Employees had with Seller as of the Closing Date, and Purchaser shall be responsible for the payment of such Accrued and Earned Vacation Pay to such Transferred Employees when payable in accordance with applicable laws.

(h)    Deposits for Bookings. Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled for accommodations or events on or after the Closing Date which Purchaser is obligated to honor pursuant to this Agreement, except to the extent such deposits are transferred to Purchaser.
(i)    Restaurants and Bars. Seller shall close out the transactions in the Hotel’s restaurants and bars and any banquets therein as of the regular closing time for such restaurants and bars during the night in which the Cut-Off Time occurs. All revenues and expenses of such restaurants and bars shall be prorated as though the Cut-Off Time were as of the regular closing time. Mini-bar revenues shall be divided equally between Seller and Purchaser for the night during which the Cut-Off Time occurs.
(j)    Banquet and Meeting Room Revenues. Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, or in any adjacent facilities owned or operated by Seller, including usage charges and related taxes, cancellation charges, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Purchaser, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cut-Off Time being allocable to Seller, (ii) functions commencing after the Cut-Off Time being allocable to Purchaser, and (ii) multi-day functions being allocated between Seller and Purchaser according to when the event commences and is scheduled to end, provided that multi-day functions that are charged on a per diem basis shall be apportioned as one-day functions in accordance with (i) above.
(k)    Vending Machines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time (and shall be responsible for and settle with the vendor as to all commissions or royalties allocable thereto), and Purchaser shall be entitled to any monies collected therefrom after the Cut-Off Time.
(l)    Trade Payables. Except to the extent an adjustment or proration is made under another Subsection of this Section 10.1, (i) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services to the Hotel (“Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to Closing, and (ii) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable up to the amount of such credit; provided, however, Seller and Purchaser shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services in accordance with the provisions of Section 11.1 below. Seller shall receive a credit for all advance payments or deposits made with respect to FF&E, Supplies, F&B and Retail Merchandise that have been ordered, but not delivered to the Hotel prior to the Closing Date, and Purchaser shall pay the amounts which become due and payable for such FF&E, Supplies, F&B and Retail Merchandise which were ordered prior to Closing.

(m)    Cash. Seller shall receive a credit for all Cash-On-Hand which Cash-On-Hand shall be transferred to Purchaser at Closing.
(n)    Other Adjustments and Prorations. To the extent not inconsistent with any of the foregoing, all other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Hotel shall be adjusted and prorated between Seller and Purchaser accordingly.
Section 10.2    Accounts Receivable.
(a)    Guest Ledger. At Closing, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one-half (1/2) of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time (other than any restaurant or bar charges for such room night, which are otherwise prorated under Section 10.1(i)), and Purchaser shall be entitled to retain all deposits made and amounts collected for such Guest Ledger.
(b)    Accounts Receivable (Other than Guest Ledger and Other Amounts). At Closing, Seller shall receive a credit for Accounts Receivable (other than the Guest Ledger and other amounts the proration of which is expressly addressed elsewhere in this Article X), determined as follows: (x) one hundred percent (100%) of such Accounts Receivable that are sixty (60) or fewer days past due and one hundred percent (100%) of all BizX Trade Dollars; (y) seventy-five percent (75%) of such Accounts Receivable that are more than sixty (60) but less than ninety (90) days past due; and (z) thirty percent (30%) of such Accounts Receivable that are more than ninety (90) days, but less than one hundred twenty (120) days, past due (collectively, the “Accounts Receivable Credit”). All amounts collected with respect to the Accounts Receivable from and after the Closing shall inure to the benefit of Purchaser. If as of March 31, 2018, the total amount collected by Purchaser with respect to the Accounts Receivable (net of Purchaser’s collection costs including reasonable attorneys’ fees) is less than the Accounts Receivable Credit (a “Accounts Receivable Shortfall”), Purchaser shall receive a credit against the Holdback Amount in the amount of the Accounts Receivable Shortfall.
(c)    Sales and Occupancy Taxes. Each party shall be responsible for any sales and occupancy taxes payable on any revenue received by it from the Property pursuant to the terms of this Agreement.
Section 10.3    Transaction Costs.
(a)    Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following costs in connection with this transaction: (i) the fees and expenses of its own attorneys and accountants; (ii) City and County documentary transfer tax; (iii) the fees and expenses of removing any Objections that Seller elects to remove pursuant to Section 4.2(b); (iv) fifty percent (50%) of the premium for a CLTA title policy in the amount of the Purchase Price; and (v) fifty percent (50%) of all fees and costs relating to the transfer of the Liquor License (other than the costs of the Liquor Escrow Holder).

(b)    Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser set forth elsewhere in this Agreement, Purchaser shall pay for the following costs in connection with this transaction: (i) the fees and expenses of its own attorneys and accountants; (ii) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with any inspections; (iii) the cost of any updated title report, title commitment or survey that Purchaser may elect to obtain; (iv) fifty percent (50%) of the premium for a CLTA title policy in the amount of the Purchase Price and all title costs in excess of CLTA coverage, including the premium for the “extended-ALTA” coverage portion of the Title Policy (for coverage over the general exceptions) and the cost of any endorsements to the Title Policy; (v) any recording charges payable in connection with the conveyance of the Real Property; (vi) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser; (vii) the fees and expenses for the Escrow Agent; (viii) any sales taxes due and payable in connection with the transfer of the Personal Property, as determined in accordance with Seller’s allocation of the Purchase Price; and (ix) fifty percent (50%) of all fees and costs relating to the transfer of the Liquor License and all of the costs, fees and expenses of the Liquor Escrow Holder.
(c)    Other Transaction Costs. All other transaction fees, costs and expenses not expressly addressed in this Section 10.3 or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.
(d)    The Parties acknowledge that the bulk transfer provisions of the California Uniform Commercial Code or similar Applicable Laws (“Bulk Sales Act”) may be applicable to this transaction, but that Seller and Purchaser specifically waive compliance with any applicable provisions of the Bulk Sales Act. Seller shall indemnify, defend and hold Purchaser harmless for any non-compliance with the Bulk Sales Act, including, but not limited to, claims made by creditors under the Bulk Sales Act relating to any pre-Closing payment obligations of Seller.
Section 10.4    The provisions of this Article X shall survive the Closing.
ARTICLE XI
TRANSITION PROCEDURES
Section 11.1    Settlement Statement. No later than three (3) Business Days prior to Closing, the Accounting Referee shall prepare a first draft proration worksheet setting forth its determination of the adjustments and Prorations to the Purchase Price, and promptly thereafter, Accounting Referee shall, refine and revise such proration worksheet and shall make such examinations, audits and inventories of the Hotel as may be necessary to finalize the adjustments and Prorations to the Purchase Price as set forth in Sections 10.1 and 10.2 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, Accounting Referee shall, in consultation with Purchaser and Seller through their respective employees, agents or representatives, and with Purchaser’s and Seller’s reasonable cooperation, prepare prior to Closing a settlement statement (“Preliminary Statement”), which shall reflect all of the prorations, credits and other adjustments in payment at Closing required under this Agreement. As soon as the Parties have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to Escrow Agent. To the extent the Parties are unable to agree by Closing on any item on the Preliminary Statement,

Accounting Referee’s estimation of such item shall be used and such item shall be finally resolved on the Final Statement pursuant to Section 11.2.
Section 11.2    Final Closing Statement. No later than sixty (60) days after Closing, Purchaser shall prepare and deliver to Seller a final Closing statement (the “Final Statement”), which shall correct the estimates and (if necessary) other amounts used in the Preliminary Statement, based on the Hotel’s operating reports for the month immediately preceding Closing and the month in which Closing occurred, on Purchaser’s own post-Closing examination of the books and records of the Hotel and on other relevant facts discovered after Closing. Seller shall be deemed to have agreed to the Final Statement as prepared by Purchaser, except for such items as to which Seller specifically objects in a written notice given to Purchaser (“Seller’s Objection Notice”) within sixty (60) days after Purchaser delivers the Final Statement to Seller (“Seller’s Objection Period”).
Section 11.3    Disputes. If Seller gives Seller’s Objection Notice within Seller’s Objection Period, and Seller and Purchaser are unable between themselves to resolve each such item within thirty (30) days after Seller delivers Seller’s Objection Notice, then Purchaser and Seller shall submit their dispute, in writing, to the Accounting Referee for review and resolution. The Accounting Referee shall deliver a statement setting forth its determination as to each disputed item and a calculation of the post-Closing adjustments within thirty (30) days after the submission of the matter to such firm, which calculation shall either be exactly the position of the Purchaser set forth on the Final Statement, exactly the position of the Seller set forth on the Seller’s Objection Notice, or anywhere between the two positions. The Accounting Referee shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of Section 11.2. The fees and costs of the Accounting Referee shall be borne by Purchaser. The Parties agree to keep this process and outcome confidential, and that any decision by the Accounting Referee shall be binding and non-appealable.
Section 11.4    Settlement. Within ten (10) Business Days after Seller has notified Purchaser of its agreement to the Final Statement (or, if earlier, after the Final Statement has otherwise become binding on Seller under Section 11.2, or, if later, within ten (10) Business Days after the last timely objection by Seller has been resolved under Section 11.3, Buyer or Seller (as the case may be) shall pay to the other the net amount owing on the settlement for the Closing prorations, credits and other adjustments, as shown by the Final Statement. Except for mathematical error manifest on the face of the Final Statement, no further adjustments or payments shall be required with respect to such prorations, credits and other adjustments.
Section 11.5    Baggage. On the Closing Date, representatives of Seller and Purchaser jointly shall make a written inventory of all baggage, boxes and similar items checked in or left in the care of Seller at the Hotel, and Seller shall deliver to Purchaser the keys to any secured area which such baggage and other items are stored (“Inventoried Baggage”). Purchaser shall be responsible for, and shall indemnify the Seller Indemnitees from and against any Losses incurred, with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage, boxes or similar items left in the care of Purchaser. Seller shall be responsible for, and shall indemnify the Purchaser Indemnitees from and against any Losses incurred, with respect to any theft, loss or damage to any Inventoried Baggage prior to the time of such inventory, and any other baggage, boxes or similar items left in the care of Seller. This Section 11.5 shall survive the Closing.
ARTICLE XII
DEFAULT; FAILURE OF CLOSING CONDITIONS
Section 12.1    Seller’s Default. If (i) at any time prior to Closing, Seller is in material default of any of its covenants or obligations under this Agreement, which default is not caused by a Purchaser Default, or (ii) at Closing, Seller has not satisfied the Purchaser Closing Conditions set forth in Sections 8.2(b) (each, a “Seller Default”), and Seller has not cured such Seller Default within five (5) Business Days after Seller’s receipt of written notice of such Seller Default from Purchaser, then Purchaser, as its sole and exclusive remedies for such Seller Default, may elect to (A) terminate this Agreement by written notice to Seller delivered prior to Closing, in which case, Escrow Agent shall promptly refund the Earnest Money to Purchaser, Seller shall promptly refund the Released Deposit to Purchaser and Seller shall pay Purchaser its Termination Costs (as hereinafter defined) upon Purchaser’s written notice to Escrow Agent and Seller that the same have become due, and the parties shall have no further rights or liabilities under this Agreement except for those provisions which specifically provide that they survive the termination of this Agreement; (B) waive the default and proceed to Closing without any reduction in or setoff against the Purchase Price; or (C) bring an action for specific performance, and if Purchaser prevails thereunder, Seller shall reimburse Purchaser for all reasonable legal fees, court costs, and all other reasonable costs of such action. Notwithstanding the foregoing, if a Seller Default occurs and specific performance is not a legally available remedy to Purchaser as a result thereof, then Purchaser shall: (x) have the right to receive a return of the Earnest Money (including, without limitation, the Released Deposit); and (y) be entitled to (and Seller shall promptly reimburse Purchaser for) Purchaser’s Termination Costs (which reimbursement obligation shall survive the termination of this Agreement). The term “Termination Costs” shall mean those reasonable costs actually incurred by Purchaser in connection with its investigation and efforts to purchase the Property, including, without limitation, actual reasonable fees and costs of counsel and consultants, all of which Termination Costs shall be evidenced by written documentation reasonably acceptable to Seller, but in no event shall the Termination Costs payable by Seller to Purchaser in connection with clause (A) of this Section exceed Two Hundred Fifty Thousand Dollars ($250,000). The provisions of this Section 12.1 shall survive the termination of this Agreement.
Section 12.2    Purchaser’s Default. If (i) Purchaser has not deposited the Earnest Money within the time period provided in Section 3.3(a), (ii) at any time prior to Closing, Purchaser is in material default of its covenants or obligations under this Agreement, which default is not caused by a Seller Default, or (iii) at Closing, Purchaser has not satisfied any one or more Seller Closing Conditions to be satisfied by Purchaser at or prior to Closing (each, a “Purchaser Default”), and Purchaser has not cured such Purchaser Default within five (5) Business Days after Purchaser’s receipt of written notice of such Purchaser Default from Seller, then Seller, as its sole and exclusive remedy, may elect to terminate this Agreement by providing written notice to Purchaser, in which case Purchaser shall cause Escrow Agent to disburse the Earnest Money to Seller within two (2) Business Days after such termination, and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.

Purchaser’s obligation to cause Escrow Agent to disburse the Earnest Money to Seller shall survive such termination. The provisions of this Section 12.2 shall survive the termination of this Agreement.
SELLER AND PURCHASER AGREE THAT IF THIS AGREEMENT IS TERMINATED PURSUANT TO THIS SECTION 12.2, THE DAMAGES THAT SELLER WOULD SUSTAIN AS A RESULT OF SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO ASCERTAIN. ACCORDINGLY, SELLER AND PURCHASER AGREE THAT SELLER SHALL RETAIN THE EARNEST MONEY AS FULL AND COMPLETE LIQUIDATED DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY FOR SUCH TERMINATION; PROVIDED, HOWEVER, THAT SELLER SHALL RETAIN ALL RIGHTS AND REMEDIES UNDER THIS AGREEMENT WITH RESPECT TO THOSE OBLIGATIONS WHICH EXPRESSLY SURVIVE SUCH TERMINATION.
Seller’s Initials: SB        Purchaser’s Initials: LB
Section 12.3    Failure to Satisfy Certain Closing Conditions. Notwithstanding the foregoing, but subject to the provision of Section 12.5, if the Mutual Closing Conditions have not been satisfied or waived prior to Closing, then Seller and Purchaser each shall have the right to terminate this Agreement by providing written notice to the other Party (with a copy to Escrow Agent), in which case Escrow Agent promptly shall refund the Earnest Money to Purchaser, and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. If the Purchaser Closing Conditions have not been satisfied or waived prior to the Closing, then Purchaser shall have the right to terminate this Agreement by providing written notice to Seller (with a copy to Escrow Agent), in which case Escrow Agent shall promptly refund the Earnest Money to Purchaser, and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination; provided, however that the Released Deposit shall not be refunded to Purchaser except in the event of a Seller Default. If the Seller Closing Conditions have not been satisfied or waived prior to the Closing, then Seller shall have the right to terminate this Agreement by providing written notice to Seller (with a copy to Escrow Agent), in which case Escrow Agent shall promptly refund the Earnest Money to Purchaser unless the failure of such closing conditions was a direct result of a Purchaser Default, and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination
Section 12.4    Waiver of Damages. In no event shall either Party be liable to the other for consequential, punitive or exemplary damages, whatever the nature of a breach by such breaching Party of its obligations under this Agreement, and each Party hereby waives all claims for consequential, punitive or exemplary damages it may have against the other Party (other than in connection with an action or proceeding concerning the fraud or intentional misconduct by the other Party).
Section 12.5    Frustration of Closing Conditions. Neither Party may rely on the failure of the conditions to their respective obligations to consummate the purchase and sale contemplated hereby if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE XIII
CASUALTY; CONDEMNATION
Section 13.1    Casualty.
(a)    Material Casualty. If the Property or any portion thereof is damaged or destroyed by fire or any other casualty prior to Closing (a “Casualty”), Seller shall give written notice of such Casualty to Purchaser promptly after the occurrence of such Casualty. If the amount of the repair, restoration or replacement required by a Casualty equals or exceeds ten percent (10%) of the Purchase Price (a “Material Casualty”) and the Casualty was not caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall have the right, in its sole discretion, to (i) terminate this Agreement, in which case Escrow Agent shall refund the Earnest Money to Purchaser, and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) proceed to Closing, without terminating this Agreement, in which case Seller shall (A) credit the amount of the applicable insurance deductible against the Purchase Price, and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Hotel, except those proceeds allocable to costs incurred by, and lost profits of, Seller for the period prior to the Closing. Purchaser shall make an election under this Section 13.1(a) by giving written notice to Seller on or before ten (10) Business Days after Seller’s delivery to Purchaser of written notice of such Casualty. If Purchaser fails to make an election under Section 13.1(a) within such time period, Purchaser shall be conclusively deemed to have elected to proceed to Closing pursuant to clause (ii) of this Section 13.1(a). If the Closing is scheduled to occur within Purchaser’s ten (10) Business Day election period, the Closing Date shall be extended until the date which is five (5) Business Days after the expiration of such ten (10) Business Day election period.
(b)    Non-Material Casualty. In the event of any (i) Casualty which is not a Material Casualty, or (ii) Material Casualty which is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall (A) credit the amount of the applicable insurance deductible against the Purchase Price (except if such Casualty is caused by Purchaser or Purchaser’s Inspectors), and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Hotel, except those proceeds allocable to costs incurred by, and lost profits of, Seller for the period prior to the Closing. Except if such Casualty is caused by Purchaser, Purchaser’s Inspectors, or their respective employers or agents, if Seller does not maintain insurance covering such Casualty, Purchaser shall receive a credit against the Purchase Price in the amount of the repair, restoration or replacement required by such Casualty as reasonably determined by Seller.
Section 13.2    Condemnation.
(a)    Material Condemnation. If the event of any actual or threatened condemnation or taking pursuant to the power of eminent domain of all or any portion of the Real Property, or any proposed sale in lieu thereof (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser as soon as possible after Seller receives notice of such Condemnation. If the

Condemnation (i) would result in the loss of more than ten percent (10%) of the Real Property (computed on a square foot basis) or (ii) would result in any material reduction or restriction in access to the Real Property (a “Material Condemnation”), then Purchaser shall have the right, in its sole discretion, to (A) terminate this Agreement, in which case Escrow Agent shall refund the Earnest Money to Purchaser and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation. Purchaser shall make an election under this Section 13.2(a) by giving written notice to Seller within ten (10) Business Days after Seller’s delivery to Purchaser of written notice of such Condemnation. If Purchaser fails to make an election under Section 13.2(a) within such time period, Purchaser shall be conclusively deemed to have elected to proceed to Closing pursuant to clause (B) of Section 13.2(a). If the Closing Date is scheduled to occur within Purchaser’s ten (10) Business Day election period, the Closing Date shall be extended until the tenth (10th) day after the expiration of such ten (10) day election period.
(b)    Non-Material Condemnation. In the event of any Condemnation of any Real Property other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation.
ARTICLE XIV
INDEMNIFICATION
Section 14.1    Indemnification by Seller. Subject to the limitations set forth in Sections 5.2, 5.3, 5.4, 5.5, 14.3, 14.4, 14.5, and 14.6, Seller shall indemnify the Purchaser Indemnitees from and against any Losses incurred (i) after the Closing to the extent resulting from (a) any inaccuracy or untruth of any representations or warranties made by Seller in this Agreement (as may be updated pursuant to Section 5.2), or (b) the breach by Seller of any of its covenants or obligations under this Agreement which expressly survive the Closing, (ii) after the termination of this Agreement to the extent resulting from the breach by such Seller of any of its covenants or obligations under this Agreement which expressly survive such termination, (iii) in connection with any events, contractual obligations, acts or omissions of such Seller that occur or accrue prior to Closing in connection with the ownership of the Property, or (iv) as a result of any damage to property or injury to or death of any person or any claims for any debt or obligations occurring on or about or in connection with such Seller’s Property or any portion thereof or with respect to such Property’s operations at any time or times prior to Closing, but specifically excluding (x) any Losses caused by breaches of covenants of Purchaser which, by the terms of this Agreement, survive Closing, (y) any Losses consisting of liabilities or obligations for which Purchaser received a credit at Closing, and (z) any Losses consisting of contractual liabilities or obligations which Purchaser expressly assumed at Closing.
Section 14.2    Indemnification by Purchaser. In addition to the Purchaser indemnities set forth elsewhere in this Agreement and subject to the limitations set forth in Sections 6.2 and 14.3, 14.4, 14.5, and 14.6, Purchaser shall indemnify the Seller Indemnitees from and against any Losses incurred (i) after the Closing to the extent resulting from (a) any inaccuracy or breach of any representations or warranties made by Purchaser in this Agreement, or (b) the breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survive the Closing, (ii) after the termination of this Agreement to the extent resulting from the breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survive such termination, (iii) in connection with any events, contractual obligations, acts or omissions of Purchaser that occur or accrue after Closing in connection with the ownership of the Property, or (iv) as a result of any damage to property or injury to or death of any person or any claims for any debt or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’s operations at any time or times after Closing, but specifically excluding (w) any Losses caused by breaches of covenants of Seller which, by the terms of this Agreement, survive Closing and (x) any Losses incurred in relation to the physical condition of the Property (including without limitation, the environmental condition of the Real Property) except those Losses which occurred in whole or in part as a result of the acts or omissions of the Purchaser Indemnitees.
Section 14.3    Limitations on Indemnification Obligations.
(a)    Survival of Representations and Warranties. Except for the Grant Deed, which is exempt from the following provisions of this Section 14.3(a), all indemnities, covenants, representations and warranties of Seller and Purchaser under this Agreement which expressly survive Closing shall survive the Closing for a period commencing on the Closing Date and expiring at 5:00 p.m. (Pacific time) on the date which is six (6) months after the Closing Date except for the representations and warranties set forth in Section 5.1(h) and 5.1(i) which shall survive the Closing Date up to March 31, 2018 (collectively, the “Survival Period”), and except to the extent a notice of a claim thereunder is delivered within the Survival Period and the party asserting such claim commences legal proceedings within ninety (90) days following the delivery of such a notice, in which event the Survival Period shall be extended pending the resolution of such legal proceeding.
(b)    Indemnification Deductible and Cap. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to provide indemnification to the Purchaser Indemnitees pursuant to Section 14.1 (i) until the aggregate amount of all Losses incurred by the Purchaser Indemnitees for which Purchaser otherwise would be entitled to indemnification hereunder exceeds an amount equal to Fifty Thousand and No/100 Dollars ($50,000.00) (“Indemnification Deductible”), at which time Purchaser shall be entitled to defense and indemnification for all such losses, including the amount of the Indemnification Deductible, and (ii) to the extent that the aggregate amount of all such Losses exceeds 5% of the Purchase Price (“Indemnification Cap”).
(c)    Effect of Taxes and Insurance. The amount of any Losses for which indemnification is provided to any Indemnitee under this Article XIV shall be net of any tax benefits realized or insurance proceeds received by such Indemnitee in connection with the Indemnification Claim.
Section 14.4    Indemnification Procedures.
(a)    Notice of Indemnification Claim. If any of the Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to indemnification under any provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide indemnification to such Indemnitee (“Indemnitor”) shall not be obligated to indemnify Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or, in the case of an Indemnification Claim arising from a claim brought by a Person other than an Indemnitee (a “Third Party Claim”), at such time as demand is made on the claim underlying the Third Party Claim, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim. Notwithstanding the foregoing, (i) to the extent any Indemnitee is seeking indemnification, the Indemnitee shall be entitled to indemnification only for those matters as to which the Indemnitee has given written notice to the Indemnitor prior to the expiration of the applicable Survival Period, and (ii) an Indemnitee shall not be entitled to indemnification to the extent such Indemnitee’s failure to promptly notify the Indemnitor in accordance with this Section 14.4(a) increases the amount of the indemnification obligation of the Indemnitor or prejudices the Indemnitor’s ability to defend against any Third-Party Claim on which such Indemnification Claim is based.
(b)    Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means as the Parties otherwise may agree.
(c)    Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner.
(d)    Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification (other than recovery of defense costs) against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim, but is disputed by Indemnitor, or (ii) which involves a Third-Party Claim, until such time as such dispute or Third-Party Claim is concluded, including any appeals with respect thereto.
(e)    Holdback. For any claim for indemnification made by Purchaser pursuant to Section 14.1 of this Agreement for which Purchaser intends to offset the claim against the Holdback Amount, Purchaser shall comply with the procedure set forth in the Escrow Agreement.

Section 14.5    Exclusive Remedy. Except for claims based on fraud, the indemnification provisions in this Agreement shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Losses arising from or in connection with this Agreement.
Section 14.6    Survival. The provisions of this Article XIV shall survive the Closing.
ARTICLE XV
MISCELLANEOUS PROVISIONS
Section 15.1    Notices.
(a)    Method of Delivery. All notices, requests, demands and other communications (each, a “Notice”) required to be provided to the other Party pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by electronic mail, provided that a copy is also delivered by another method of delivery approved hereunder, or (iii) by nationally recognized overnight courier service at the following address (or to such other address as Seller or Purchaser may designate from time to time pursuant to Section 15.1(c)):
If to Seller:

29 East MacArthur, LLC
Attention: Suzanne Brangham
29 East MacArthur Street
Sonoma, CA 95476
Email: suzanne@vom.com

With copies to:

Kevin J. McCullough
Spaulding McCullough & Tansil LLP
90 South E Street, Suite 200
Santa Rosa, CA 95404
Phone: 707-524-1900
Email: McCullough@smlaw.com

Richard J. Hicks
Spaulding McCullough & Tansil LLP
90 South E Street, Suite 200
Santa Rosa, CA 95404
Phone: 707-524-1900
Email: Hicks@smlaw.com

CBRE, Inc.
Attention: Henry Bose and Mark McDermott
[Address & Phone no.]
Emails: henry.bose@cbre.com; mark.mcdermott@cbre.com

If to Purchaser:

IMH Financial Corporation
7001 N. Scottsdale Road #2050
Scottsdale, AZ 85253
Attention: Lawrence D. Bain, Chief Executive Officer
Phone: (480) 840-8400
Email: ldb@imhfc.com

With a copy to:

IMH Financial Corporation
7001 N. Scottsdale Road #2050
Scottsdale, AZ 85253
Attention: Legal Department
Phone: (480) 840-8400
Email: legal@imhfc.com

(b)    Receipt of Notices. All Notices sent by Seller or Purchaser (or their respective counsel pursuant to Section 15.1(d)) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the mailing address or email address of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address, and such recipient Party failed to provide the sending Party with its current address pursuant to this Section 15.1(c).
(c)    Change of Address. Seller and Purchaser and their respective counsel shall have the right to change their respective address and/or email address for the purposes of this Section 15.1 by providing a Notice of such change in address as required under this Section 15.1(c).
(d)    Delivery by Party’s Counsel. Seller and Purchaser agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.
Section 15.2    No Recordation. Neither this Agreement, nor any memorandum or other notice of this Agreement, shall be recorded in any public records prior to the Closing without Seller’s and Purchaser’s prior written consent, which consent may be withheld in such Party’s sole discretion; provided that no consent shall be required if such recordation is incident to an action for specific performance or Purchaser’s damages in accordance with Section 12.1.
Section 15.3    Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.
Section 15.4    Assignment. Purchaser shall not assign this Agreement or any interest therein to any Person, without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Notwithstanding the foregoing, Purchaser may assign this Agreement to an Affiliate of Purchaser without Seller’s consent, provided that Purchaser delivers to Seller a written agreement evidencing such assignment by Purchaser at least five (5) days prior to the Closing Date. If Purchaser assigns this Agreement, Purchaser shall not be released from any of its liabilities and obligations under this Agreement by reason of such assignment until Closing, at which time the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after Closing.
Section 15.5    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns pursuant to Section 15.4.
Section 15.6    Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns pursuant to Section 15.4, and (ii) any Indemnitee to the extent such Indemnitee is expressly granted certain rights of defense and indemnification in this Agreement.
Section 15.7    Governing Law; Jurisdiction. This Agreement shall be governed by the laws of California, without giving effect to any principles regarding conflict of laws. Any action or proceeding brought by either Party in connection with this Agreement or the transaction contemplated hereby shall be brought in the County of Sonoma.
Section 15.8    Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:
(a)    Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.
(b)    All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular Exhibits or schedules (whether in upper or lower case) are references to the Exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.
(c)    The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
(d)    Each Party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against any Party shall not be applicable in the construction and interpretation of this Agreement or any Exhibits hereto.
(e)    The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.
(f)    The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”
(g)    The term “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard by which the determination of such Party must be made.
Section 15.9    Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.
Section 15.10    WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW FROM TIME TO TIME, SELLER AND PURCHASER HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING BY EITHER PARTY AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.
Section 15.11    Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is sought, taken, instituted or brought by Seller or Purchaser to enforce its rights under this Agreement, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, of the substantially prevailing Party in such action, suit or proceeding shall be borne by the Party against whose interest the judgment or decision is rendered. This Section 15.11 shall survive the termination of this Agreement and the Closing.
Section 15.12    Recitals, Exhibits and Schedules. The recitals to this Agreement, and all Exhibits and schedules (as amended and supplemented from time to time pursuant to Section 5.2) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.
Section 15.13    Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any other agreements and understandings (written or oral) between Seller and Purchaser on or prior to the date of this Agreement with respect to the transaction contemplated in this Agreement.
Section 15.14    Amendments to Agreement. No amendment, supplement or other modification to any terms of this Agreement (other than amendments, supplements and other modifications to the representations and warranties and schedules made by Seller pursuant to

Section 5.2), or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by Seller and Purchaser.
Section 15.15    Pdf; Counterparts. Seller and Purchaser may deliver executed signature pages to this Agreement by pdf file to the other Party, which pdf file shall be deemed to be an original executed signature page; provided, however, that such Party shall deliver an original signature page to the other Party promptly thereafter. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Purchaser each have caused this Purchase and Sale Agreement to be executed and delivered in their names by their respective duly authorized officers or representatives.

SELLER:

29 EAST MACARTHUR, LLC, a California limited liability company

By:	/s/ Suzanne Brangham
Name:	Suzanne Brangham
Title:	Managing Member

PURCHASER:

IMH FINANCIAL CORPORATION, a Delaware corporation

By:	/s/ Lawrence D. Bain
Name:	Lawrence D. Bain
Title:	Chairman and CEO

Exhibits:

Exhibit A	Form of Escrow Agreement

Exhibit B	Form of Deed

Exhibit C	Form of Bill of Sale

Exhibit D	Form of Conveyance and Assignment and Assumption of Leases, Contracts and Other Intangible Property

Exhibit E	Form of Interim Liquor Agreement

Schedules:

Schedule 1.1	ERISA Affiliates

Schedule 2.1(a)	Hotel Legal Description

Schedule 5.1(c)	Third Party Consents

Schedule 5.1(d)	Personal Property Encumbrances

Schedule 5.1(f)	Compliance with Laws

Schedule 5.1(g)	Litigation

Schedule 5.1(h)	Employment Agreement / Plans

Schedule 5.1(j)	Contracts

Schedule 5.1(p)	Licenses and Permits

Schedule 5.1(q)	Hazardous Substances

Schedule 5.1(r)	Unrecorded Agreements

Schedule 7.8(a)	Employees

Schedule 7.8(b)	Information Concerning Ineligible Employees

Exhibit A
Form of
ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of ____________, 2017 (“Effective Date”), by and among 29 EAST MACARTHUR, LLC, a California limited liability company (collectively, “Seller”), IMH FINANCIAL CORPORATION, a Delaware corporation (“Purchaser”) and FIDELITY NATIONAL TITLE COMPANY (“Escrow Agent”).
PRELIMINARY STATEMENT
A.    Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of [____________], 2017 (“Purchase Agreement”). All terms not otherwise defined herein shall have the meaning assigned to them in the Purchase Agreement.
B.    Seller has agreed to sell and Purchaser has agreed to purchase the Property, on the terms and conditions stated in the Purchase Agreement. Pursuant to Section 3.1(a) of the Purchase Agreement, Purchaser is required to deposit cash in the amount of [_____________] ($[__________]) (“Initial Deposit”) in escrow with Escrow Agent within one Business Day after the Effective Date and Two Hundred Fifty Thousand and 00/100 ($250,000) of the Initial Deposit shall be released to Seller immediately. Pursuant to Section 3.1(b) of the Purchase Agreement, Purchaser is required to deposit an additional amount of cash in the amount of [_____________] ($[__________]) (“Additional Deposit, and, together with the Initial Deposit, the “Earnest Money”) in escrow with Escrow Agent on or prior to the date on which the Due Diligence Period concludes. Purchaser and Seller now desire to enter into an agreement with Escrow Agent with respect to said Earnest Money.
C.    Pursuant to Section 3.4 of the Purchase Agreement, Purchaser is withholding ___________________ Dollars ($___________________) of the Purchase Price and depositing the Holdback Amount with the Escrow Agent, to be held pursuant to the terms and conditions of the Purchase Agreement and this Escrow Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Creation of Escrow. In accordance with the obligation to do so contained in the Purchase Agreement, Purchaser has delivered or will deliver to Escrow Agent in one or more wire transfers the Earnest Money and Holdback Amount (collectively “Escrowed Funds”) to hold the same in escrow pursuant to the terms and conditions set forth herein. Upon receipt of any portion of the Escrowed Funds, Escrow Agent shall provide written notice to both Seller and Purchaser acknowledging such receipt. Escrow Agent hereby agrees and acknowledges that it has received and reviewed a copy of the Purchase Agreement.

Exhibit A - Form of Escrow Agreement

2.    Disbursement of Earnest Money. Upon the satisfaction or waiver by the parties of all conditions to Closing, Escrow Agent shall deliver the Earnest Money to Seller at Closing. In all other cases, upon not less than 5 Business Days’ prior written notice to Escrow Agent and the other Party, and provided that Escrow Agent shall have confirmed that the non-requesting Party shall have received the requesting Party’s notice, Escrow Agent shall deliver the Earnest Money to the Party to the Purchase Agreement requesting the same; provided, however, that if the other Party shall, within said 5 Business Day period, deliver to the requesting Party and Escrow Agent a written notice that it disputes the claim to the Earnest Money, Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular Party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.
3.    Disbursement of Holdback Amount. In the event a claim is made against Purchaser which is included among the Losses for which Seller is indemnifying Purchaser under Section 14.1 of the Purchase Agreement, prior to paying or agreeing to pay claimant, Purchaser shall provide Seller and Escrow Agent with written notice describing, in reasonable detail, the nature and amount of such claim (“Notice of Claim”). Seller shall then have fifteen (15) days from the date of the Notice of Claim to pay or resolve such claim, or to provide Purchaser and Escrow Agent with written notice contesting the claimant’s right to such claim or Purchaser’s right to reimbursement for such claim and specifying in reasonable detail the basis therefor (“Contest Notice”). If Seller has not: i) transmitted notice to Purchaser and Escrow Agent that such claim has been paid or resolved; ii) reimbursed Purchaser for the full amount of such claim; or iii) transmitted to Purchaser the Contest Notice, Purchaser shall have the right to be reimbursed from the Holdback Amount an amount equal to the amount of out-of-pocket costs or expenses incurred by Purchaser as a result of such claim, and to pursue all other remedies available to Purchaser. In the event Seller transmits the Contest Notice within such fifteen (15) day period or otherwise disputes any action taken by Purchaser pursuant to this Section 3, the matter shall be resolved through litigation or other means as the Seller and Purchaser shall agree.
Upon expiration of the Holdback Period, the Holdback Amount, or any remaining portion thereof, shall be paid to Seller, by wire transfer to such bank account of Seller as it may designate in writing to Escrow Agent.
4.    Investment of Escrowed Funds. The Escrowed Funds shall be invested in accordance with the terms of this Agreement, and all interest and other amounts earned on the Earnest Money and Holdback Amount shall constitute additional Earnest Money and Holdback Amount for all purposes in this Agreement. The Escrowed Funds shall be invested by Escrow Agent in a commercial bank or banks acceptable to Seller and Purchaser in a money market fund, or in such other investments as shall be selected by Purchaser and approved in writing by Seller.
5.    Interpleader.  Seller and Purchaser mutually agree that in the event of any controversy regarding the Escrowed Funds, unless mutual written instructions are received by Escrow Agent directing the Escrowed Funds’ disposition, Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Escrowed Funds or, at

Exhibit A - Form of Escrow Agreement

Escrow Agent’s option, Escrow Agent may interplead all parties and deposit the Escrowed Funds with a court of competent jurisdiction in which event Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever is the non-prevailing party in any such interpleader action, shall be solely obligated to pay such costs and fees of Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the provisions of the Purchase Agreement.
6.    Notices. Section 15.1 of the Purchase Agreement is hereby incorporated by reference. Notwithstanding the foregoing, any notices, requests or other communication to Escrow Agent shall be addressed as follows:

Escrow Agent	Fidelity National Title Company 285 Second Street East Sonoma, CA 95476 Attn: Cecilia Soukup Email: Cecilia.Soukup@fnf.com
Any and all notices, requests or other communications to Escrow Agent shall be subject to the terms and conditions of Section 15.1 of the Purchase Agreement.
7.    Liability of Escrow Agent.  Seller and Purchaser acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from Escrow Agent’s mistake of law respecting Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or the Purchase Agreement or involving negligence on the part of Escrow Agent.
8.    Reliance. Escrow Agent shall not incur any liability with respect to (a) any action taken or omitted in good faith upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Agreement, or (b) any action taken or omitted in reliance on any instrument, including any written notice or instruction provided for in the Purchase Agreement or this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a person or persons having authority to sign or present such instrument.
9    Entire Agreement. This Agreement constitutes the entire agreement between Escrow Agent, on the one hand, and Seller and Purchaser, on the other hand, relating to the Escrowed Funds and supersedes all other prior and contemporaneous agreements, whether oral or written, express or implied; provided, however, that as between Purchaser and Seller the terms and provisions of

Exhibit A - Form of Escrow Agreement

this Agreement shall in no event amend, or in any other respect modify, any of the rights and obligations of Purchaser and Seller as set forth in the Purchase Agreement.
10.    Miscellaneous. This Agreement may not be modified or amended except by a writing executed by all parties. Every consent, excuse, delay, deviation or waiver from the specific terms of this Agreement must be in writing and signed by the party adversely affected and shall only apply to the action described in the writing. The parties agree to execute such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this Agreement. If any term, covenant or condition of the Agreement or its application to any person or circumstances shall be held to be invalid or unenforceable, the remainder of the Agreement and the application of such term or provision to other persons or circumstances shall not be affected, and each term hereof shall be valid and enforceable to the fullest extent permitted by law. This Agreement shall be governed by the laws of the State of California. Time is of the essence for the payment and performance of all obligations under this Agreement. Each of the individuals executing this Agreement on behalf of a party individually represents and warrants that he or she has been authorized to do so and has the power to bind the party for whom he or she is signing.
10.    Binding Effect. This Escrow Agreement shall be binding upon, and inure to the benefit of, the parties hereto, and their respective heirs, legal representatives, successors and assigns.
11.    Counterparts. Section 15.15 of the Purchase Agreement is hereby incorporated by reference.
12.    Costs. All fees, costs and expenses of the Earnest Money Escrow shall be shared equally between Seller and Purchaser, except that Purchaser shall pay any fees, costs or expenses with respect to the investment of the Earnest Money and Purchaser shall bear the risk of loss of the Earnest Money.
[SIGNATURE PAGE FOLLOWS]

Exhibit A - Form of Escrow Agreement

IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement as of the day and year first above written.

SELLER:

29 EAST MACARTHUR, LLC, a California limited liability company

By:
Name:	Suzanne Brangham
Title:	Managing Member

PURCHASER:

IMH FINANCIAL CORPORATION, a Delaware corporation

By:
Name:	Lawrence D. Bain
Title:	Chairman and CEO

ESCROW AGENT:

FIDELITY NATIONAL TITLE COMPANY

By:
Name:
Title:

Exhibit A - Form of Escrow Agreement

Exhibit B
Form of Deed
[To be attached]

Exhibit B – Form of Deed

Exhibit C
Form of
BILL OF SALE
THIS BILL OF SALE (“Bill of Sale”) is made as of _________________ 2017 by and between 29 EAST MACARTHUR, LLC, a California limited liability company ( “Seller”), and IMH FINANCIAL CORPORATION, a Delaware corporation (“Purchaser”).
W I T N E S S E T H:
WHEREAS, Seller and Purchaser are parties to a certain Purchase and Sale Agreement dated as of _________________ 2017 (“PSA”) with respect to, inter alia, the sale and purchase of Seller’s interest in the FF&E, Supplies, F&B, Retail Merchandise and Accounts Receivable of the Hotel, but expressly excluding all Excluded Property and subject in each case to the Permitted Exceptions (“Personal Property”);
WHEREAS, under the PSA, Seller agreed to sell all of its right, title and interest in and to the Personal Property to Purchaser; and
WHEREAS, all capitalized terms used herein but not defined herein shall have the meanings given them in the PSA;
NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
1.    Sale to Assignee. Seller does hereby sell, assign, transfer, grant, convey and set over unto Purchaser all of its right, title, and interest in, to, and under the Personal Property to have and to hold the same unto Purchaser, its legal representatives, successors and assigns, forever.
2.    Disclaimer. Except as otherwise expressly provided in the PSA, Seller makes no warranty (express or implied) as to the condition of the Personal Property or its merchantability or fitness for a particular purpose. In addition, and notwithstanding anything contained in this Bill of Sale to the contrary, this Bill of Sale is subject to all disclaimers and qualifications by Seller and all encumbrances set forth in the PSA with respect to said Personal Property, including, without limitation, those set forth in Section 5.5 and Section 14.3 and all such disclaimers, qualifications, and encumbrances are hereby incorporated in this Bill of Sale by reference and made a part of this Bill of Sale. Except as aforesaid, by its acceptance of this Bill of Sale, Purchaser acknowledges that it has fully inspected the Personal Property and accepts the same in its present use and “AS‑IS” condition.
3.    Miscellaneous. This Bill of Sale shall be binding upon and enforceable against, and shall inure to the benefit of, Seller and Purchaser and their respective successors and assigns. This

Exhibit C – Form of Bill of Sale

Bill of Sale shall be governed by, construed under, and interpreted and enforced in accordance with the laws of the State of California. This Bill of Sale may be executed in several counterparts, each of which will be deemed an original, and all of such counterparts together shall constitute one and the same instrument.
IN WITNESS WHEREOF, Seller has executed this Bill of Sale, as a sealed instrument, as of the date first above written.

SELLER:

29 EAST MACARTHUR, LLC, a California limited liability company

By:
Name:	Suzanne Brangham
Title:	Managing Member

Exhibit C – Form of Bill of Sale

Exhibit D
Form of
CONVEYANCE AND ASSIGNMENT AND ASSUMPTION OF LEASES, CONTRACTS AND OTHER INTANGIBLE PROPERTY
This Conveyance and Assignment and Assumption of Leases, Contracts and Other Intangible Property (this “Agreement”) is made as of ___________________, 2017 by and between 29 EAST MACARTHUR, LLC, a California limited liability company (“Assignor”), and IMH FINANCIAL CORPORATION, a Delaware corporation (“Assignee”).
W I T N E S S E T H:
WHEREAS, Assignor and Assignee are parties to a certain Purchase and Sale Agreement dated as of ___________________, 2017 (collectively, the “PSA”) with respect to, inter alia, the sale and purchase of Assignor’s interest in, to the extent assignable, (i) the Contracts and (ii) the Bookings, Licenses and Permits, Intangible Property and any component of the Property that constitutes intangible property (collectively, the “Intangible Assets”) (provided that the Intangible Assets shall not include the Excluded Property);
WHEREAS, under the PSA, Assignor agreed to sell all of its right, title and interest in and to the Intangible Assets accruing from and after the date hereof to Assignee, and Assignee agreed to assume prospectively all of Assignor’s obligations and liabilities with respect to the Intangible Assets accruing from and after the date hereof;
WHEREAS, Assignor and Assignee agree that the portion of the Purchase Price that is allocable to the Intangible Assets is [____________]; and
WHEREAS, all capitalized terms used herein but not defined herein shall have the meanings given them in the PSA;
NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:
1.    Assignment to Assignee. Effective as of the date hereof (“Effective Date”), Assignor does hereby sell, assign, transfer, grant, convey and set over unto Assignee all of its right, title, and interest in, to and under the Intangible Assets accruing from and after the date hereof, to have and to hold the same unto Assignee, its legal representatives, successors and assigns, forever.
2.    Assumption by Assignee. Assignee does hereby accept the sale, assignment, transfer, grant and conveyance of the Intangible Assets and hereby assumes and agrees to observe and perform all of the obligations, terms, covenants and conditions of the Intangible Assets accruing after the date hereof and, to the extent Assignee receives a credit therefor under Article 10 of the PSA, prior to the date hereof. Assignor shall remain responsible for all of the obligations, terms, covenants

Exhibit D - Form of Conveyance and Assignment and Assumption of Leases, Contracts and Other Intangible Property

and conditions of the Intangible Assets accruing prior to the date hereof except to the extent Assignee receives a credit therefor under Article 10 of the PSA.
3.    Disclaimer. Assignee acknowledges that Assignor has not made and does not make any representations or warranties of any kind whatsoever, oral or written, express or implied, with respect to any of the Intangible Assets, except as set forth in the PSA. In addition, and notwithstanding anything contained in this Assignment to the contrary, this Assignment is subject to the applicable disclaimers and qualifications by Assignor and all encumbrances set forth in the PSA with respect to the Intangible Assets, including, without limitation, those set forth in Sections 5.5 and 14.3 of the PSA, and all such disclaimers, qualifications, and encumbrances are hereby incorporated into this Agreement by reference and made a part of this Assignment.
4.    Miscellaneous. This Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, Assignor and Assignee and their respective successors and assigns. This Agreement shall be governed by, construed under, and interpreted and enforced in accordance with, the laws of the State of California. This Agreement may be executed in several counterparts, each of which will be deemed an original, and all of such counterparts together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Conveyance and Assignment and Assumption of Leases, Contracts and Other Intangible Property Agreement, as a sealed instrument, as of the date first above written.

ASSIGNOR:

[___________________________], a _________________ [corporation]

By:
Name:
Title:

ASSIGNEE:

[___________________________], a _________________ [corporation]

By:
Name:
Title:

Exhibit D - Form of Conveyance and Assignment and Assumption of Leases, Contracts and Other Intangible Property

Exhibit E

Form of

INTERIM F&B SERVICES AGREEMENT

THIS INTERIM F&B SERVICES AGREEMENT (this “Agreement”) is made and entered into as of this ___ day of ____________, 2017 (the “Effective Date”), by and between ______________________, a _____________________ (“Owner”), and 29 EAST MACARTHUR, LLC, a California limited liability company (“Manager”). (Owner and Manager are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”).

A. Owner is the owner of the MacArthur Place hotel, located 29 E. MacArthur Street, Sonoma, California (the “Hotel”).

B. Manager holds liquor license no. 361658, which includes Type 47, 66 and 68 licenses, issued by the California Department of Alcoholic Beverage Control (the “ABC”) for the purchase, service and sale of alcoholic beverages at the Hotel (the “Liquor License”).

C. Owner or its designee intends to file an application with the ABC for the transfer of the Liquor License from Manager to Owner or its designee, and for the issuance of a temporary permit to purchase, serve and sell alcoholic beverages at the Hotel pending such transfer (the “Temporary Permit”), but as of the Effective Date, the Temporary Permit has not been issued.

D. Owner desires to appoint Manager to manage and operate the food and beverage facilities at the Hotel (the “F&B Facilities”) pending the issuance of the Temporary Permit to ensure there is continuity in the operation of the Hotel.

E. Manager has agreed to manage and operate the F&B Facilities for the benefit of Owner, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Appointment of Manager. Owner hereby appoints Manager to manage and operate the F&B Facilities. Except as otherwise expressly provided in this Agreement, Manager shall perform its obligations as set forth in this Agreement at the direction, instruction and control of Owner.

2.    Term. This Agreement shall commence on the Effective Date and shall expire on the earlier to occur of the following (the “Term”): (i) the date which is one hundred eighty (180) days after the Effective Date; or (ii) the issuance by the ABC of the Temporary Permit to Owner or its designee.

Exhibit E - Form of Interim Liquor Agreement

3.    Management Fee; Operating Expenses. All revenue from the sale of food and alcoholic beverages (the "Gross Revenue") at the F&B Facilities shall be deposited in the Owner's operating account. Owner shall pay Manager Ten Thousand Dollars and 00/100 ($10,000) per month as its management fee. Manager shall retain, as its management fee (the “Management Fee”), all net profits from the sale of alcoholic beverages at the F&B Facilities during the Term. Manager shall pay from the Gross Revenue an amount equal to the operating expenses, relating directly to food and beverage operations, incurred at the F&B Facilities; provided, however, that Manager shall not be responsible for the payment of any amount during the Term in excess of the Gross Revenue.

4.    Purchase of Alcoholic Beverages, Supplies, Equipment & Services. All alcoholic beverages, supplies, equipment and services needed to be purchased for the operation of the F&B Facilities during the Term shall be purchased in the name of Manager out of proceeds from the operation of the F&B Facilities. Manager shall be promptly reimbursed for any additional costs or expenses incurred by Manager for the purchase of alcoholic beverages, supplies, equipment, services, and all other amounts incurred by Manager under this Section 4.

5.    Employees. Manager shall have the right to oversee all persons involved in the operation of the F&B Facilities; provided, however, that all such persons shall be employees of Owner or its designee, and Owner or its designee shall be responsible for the payment of all salaries, wages, employment taxes and all other employee benefits for such employees. Owner shall maintain workers' compensation insurance on all employees in accordance with all applicable laws.

6.    Equipment at the Premises. All furniture, fixtures, equipment, facilities and personal property relating to the operation of the F&B Facilities shall be leased or owned, maintained and insured by Owner.

7.    Books, Accounts and Records. Throughout the Term, Owner, on behalf of Manager, shall maintain complete and accurate books and records relating to the operation and management of the F&B Facilities. Owner, on behalf of Manager, shall prepare and file with the State Board of Equalization all required sales tax reports and promptly pay the total sales tax due in connection with the operation of the F&B Facilities for each month or partial month during the term of this Agreement, and shall take all actions and pay all costs and fees necessary and required to maintain compliance with all applicable laws. Manager shall be promptly reimbursed by Owner for any additional sales or use tax liabilities or other costs or expenses incurred by Manager in connection with this Agreement.

8.    Compliance with the Law. Notwithstanding anything to the contrary in this Agreement, Manager shall have no obligation to perform any of its obligations under this Agreement during any period to the extent the performance of such obligations is prohibited under applicable law.

9.    Transfer or Issuance of Liquor Licenses. Manager shall not surrender the Liquor License (other than as required by the ABC), or take or fail to take any action which would cause a suspension, revocation or termination of the Liquor License. Owner, at its cost and expense, shall

Exhibit E - Form of Interim Liquor Agreement

diligently pursue a transfer of the Liquor License as promptly as reasonably practicable. Manager shall cooperate in all reasonable respects with Owner for Owner to obtain a transfer of the Liquor License.

10.    Insurance. Owner or its designee shall obtain and maintain at all times during the Term all policies of insurance and in such amounts as were previously maintained by Manager in connection with Manager’s operation of the Hotel prior to the Effective Date. All such insurance policies shall name Manager and Manager's members, managers, partners, employees, and agents, and any other entity designated by Manager, each as an additional insured under such policies of insurance. Owner shall deliver to Manager a certificate of insurance and all applicable policy endorsements, in forms reasonably satisfactory to Manager in its sole discretion, evidencing the foregoing insurance requirements on the Effective Date. This Section 10 shall survive the expiration or termination of this Agreement.

11.    Release and Indemnification. Owner hereby releases Manager and its respective members, managers, partners, trustees, beneficiaries, directors, officers, employees, and agents, and the successors, assigns, heirs and legal representatives of each of the foregoing (the “Manager Indemnitees”), for any liability, damage, loss, cost or expense incurred by Owner or any Manager Indemnitees, or the successors, assigns, heirs or legal representatives of any of the foregoing, except to the extent resulting from the gross negligence or intentional misconduct by Manager. Owner shall indemnify, defend, and hold harmless Manager and the Manager Indemnitees against any liability, damage, loss, cost or expense, including, without limitation, reasonable attorneys' fees and court costs, incurred by any such Manager Indemnitees arising from, relating to or in connection with this Agreement, except to the extent resulting from the gross negligence or intentional misconduct of Manager.

12.    Waiver of Default. No waiver by Owner or Manager of any default or breach by the other Party of any term or provision of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term or provision of this Agreement.

13.    Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon anyone other than the Parties and the Manager Indemnitees.

14.    Governing Law; Severability. This Agreement shall be governed by the laws of the State of California. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.

15.    Jurisdiction; Venue. Any litigation or other court action regarding this Agreement shall be conducted in state or federal courts in Sonoma County, California, and Owner and Manager each hereby submits to jurisdiction and consents to venue in such courts.

16.    Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is undertaken by any Party to enforce its rights under this Agreement, all

Exhibit E - Form of Interim Liquor Agreement

fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, of the prevailing Party in such action, suit or proceeding shall be reimbursed or paid by the Party against whose interest the judgment or decision is rendered. This Section 17 shall survive the termination of this Agreement and the Closing.

17.    Recitals. The recitals to this Agreement are incorporated herein by such reference and made a part of this Agreement.

18.    Entire Agreement; Amendments to Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any other agreements and understandings (written or oral) between Owner and Manager on or prior to the date of this Agreement with respect to the transaction contemplated in this Agreement. No amendment or modification to any terms of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by the Parties.

19.    Electronic Delivery; Counterparts. Owner and Manager may deliver executed signature pages to this Agreement by email to the other Party, which electronic delivery shall be deemed to be an original executed signature page. This Agreement may be executed in counterpart, each of which shall be deemed an original and all of which together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

[Remainder of page intentionally left blank; Signatures on following pages]

Exhibit E - Form of Interim Liquor Agreement

SIGNATURE PAGE TO INTERIM F&B SERVICES AGREEMENT

IN WITNESS WHEREOF, Owner and Manager have caused this Agreement to be executed and delivered in their names by their respective duly authorized officers or representatives as of the Effective Date.

OWNER:

_______________________________, a ______________________________

By:
Name:
Title:

MANAGER:

29 EAST MACARTHUR, LLC, a California limited liability company

By:
Name:
Title:

Exhibit E - Form of Interim Liquor Agreement

Schedule 1.1
ERISA Affiliates

Schedule 2.1(a)
Hotel Legal Description

Schedule 5.1(c)
Third Party Consents

Schedule 5.1(d)
Personal Property Encumbrances

Schedule 5.1(f)
Compliance with Laws

Schedule 5.1(g)
Litigation

Schedule 5.1(h)
Employment Agreement / Plans

Schedule 5.1(j)
Contracts

Schedule 5.1(p)
Licenses and Permits

Schedule 5.1(q)
Hazardous Substances

Schedule 5.1(r)
Unrecorded Agreements

Schedule 7.8(a)
Employees

Schedule 7.8(b)
Information Concerning Ineligible Employees